UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

COMMERCIAL VEHICLE GROUP, INC.

7800 Walton Parkway

New Albany, Ohio 43054

Telephone: (614) 289-5360

April 11, 2014

Dear Stockholder:

You are cordially invited to attend our 2014 Annual Meeting of Stockholders, which will be held on Thursday, May 15, 2014, at 1:00 p.m. (Eastern Time) at the Courtyard by Marriott Columbus-New Albany, 5211 Forest Drive, New Albany, OH 43054. With this letter, we have enclosed a copy of our 2013 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide additional information concerning the annual meeting. If you would like another copy of the 2013 Annual Report, please contact Brent Walters, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, and one will be mailed to you.

As indicated in our 2013 Annual Report and this proxy statement, 2013 was a year of transition for Commercial Vehicle Group with a focus on actions to transform our organization and improve our financial performance over the long-term through initiatives tied to cost, international diversification, and strategic product management.

At this year’s annual meeting, the agenda includes the election of certain directors, a vote to approve the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan, a vote on a non-binding advisory proposal on the compensation of our named executive officers and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the slate of nominees for directors, FOR the proposal to approve the 2014 Equity Incentive Plan, FOR the approval of the compensation of our named executive officers, and FOR ratification of appointment of the independent registered public accounting firm. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy and vote in person.

As we turn to 2014, our foundation is strong and CVG is well positioned to take advantage of long term strategic opportunities in key markets. I look forward to seeing you at the annual meeting and sharing the results of our efforts with you throughout the coming year.

Sincerely,

Richard P. Lavin

President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 15, 2014

1:00 p.m. ET

The 2014 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Thursday, May 15, 2014, at 1:00 p.m. ET, at the Courtyard by Marriott Columbus-New Albany located at 5211 Forest Drive, New Albany, OH 43054.

The annual meeting is being held for the following purposes:

1.	To elect the two Class I Directors named in the proxy statement to serve until the annual meeting of stockholders in 2017 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the attached proxy statement proposal);

2.	To approve the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the Board of Directors recommends a vote FOR this proposal);

3.	To vote on a non-binding advisory proposal on the compensation of the named executive officers as disclosed in the proxy statement (the Board of Directors recommends a vote FOR this proposal);

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2014 (the Board of Directors recommends a vote FOR this proposal); and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on March 26, 2014, will be entitled to vote at the annual meeting.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2013 Annual Report on Form 10-K. The 2013 Annual Report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Brent A. Walters

Senior Vice President, General Counsel,

Chief Compliance Officer and Secretary

April 11, 2014

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the annual meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on March 26, 2014 (the record date) are entitled to vote. This proxy statement and the related proxy card are first being sent on or about April 14, 2014 to those persons who are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock that you own entitles you to one vote on each matter to come before the annual meeting.

Q:	How do I vote?

A:	You can vote on matters presented at the annual meeting in four ways:

1) You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR

2) You can vote over the internet

3) By telephone, OR

4) You can attend the annual meeting and vote in person.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the approval of the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan, FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:	How do I vote by Internet?

A:	By logging onto www.investorvote.com/cvgi and following the instructions.

Q:	How do I vote by telephone?

A:	By dialing 1-800-652-VOTE(8683) and following the instructions.

Q:	How do I vote in person?

A:	If you attend the annual meeting, we will give you a ballot when you arrive.

Q:	Who can attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 12:30 p.m., Eastern Time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (614) 289-5360.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

i

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding instructions to vote your shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the General Counsel and Secretary at our headquarters stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card.

Third, you can attend the annual meeting and vote in person.

Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:	Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors.

Q:	How are votes counted?

A:	Stockholders of record of our common stock as of the close of business on March 26, 2014 are entitled to vote at the annual meeting. As of March 26, 2014, there were 29,717,553 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting. Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock, therefore, will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as approval of the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan, approval of the compensation of our named executive officers and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year. Under Delaware law, “broker non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q:	Can I access this proxy statement and CVG’s 2013 Annual Report on Form 10-K electronically?

A:	The proxy statement and our Annual Report on Form 10-K are available through the investor page on our website at www.cvgrp.com/proxy and through our transfer agent’s website at www.edocumentview.com/cvgi.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 15, 2014

This proxy statement and our 2013 Annual Report are available at www.cvgrp.com/proxy and at www.edocumentview.com/cvgi.

ii

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 15, 2014 and at any postponement or adjournment thereof. This Proxy Statement and the related proxy card are being mailed to holders of our common stock, commencing on or about April 14, 2014. References in this Proxy Statement to “Company,” “we,” “our,” or “us” refer to CVG, unless otherwise noted.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the annual meeting.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the nominees for directors named in this proxy statement;

2.	FOR the approval of the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan;

3.	FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement; and

4.	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2014.

In addition, if other matters come before the annual meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, the persons named in the accompanying form of proxy will determine how to vote on those matters in their discretion.

Returning your completed proxy will not prevent you from voting in person at the annual meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to our General Counsel and Secretary prior to the annual meeting, by submission of a later-dated proxy or attending the annual meeting and voting in person.

At the annual meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the annual meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the annual meeting.

The two nominees for director receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of common stock present in person or by proxy at the annual meeting but not voted for any reason, including abstentions and “broker non-votes,” have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

All other matters to be considered at the annual meeting require the favorable vote of a majority of the shares entitled to vote at the meeting present either in person or by proxy. If any proposal at the annual meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and, therefore, have the effect of a vote against such proposal. “Broker non-votes” in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership

Only stockholders of record of the common stock on our books at the close of business on March 26, 2014 will be entitled to vote at the annual meeting. On that date, we had 29,717,553 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters, located at 7800 Walton Parkway, New Albany, OH 43054, for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board currently consists of six directors and is divided into three classes and the term of each class expires in a different year. At the annual meeting, two directors are to be elected as members of Class I to serve until the annual meeting in 2017 and until their successors are elected and qualified or until their earlier removal or resignation.

The Board has nominated two nominees set forth below, each of whom has agreed to be named in this proxy statement and to serve as a director if elected and each of whom has been nominated by a non-management director of the Nominating and Corporate Governance Committee. The nominees currently serve as directors of CVG. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

Information regarding our director nominees and our directors not subject to reelection at the annual meeting is set forth below:

Name	Age	Position
Richard A. Snell(4)	72	Chairman and Director
Richard P. Lavin	61	President, Chief Executive Officer and Director
Scott C. Arves(1)(2)(3)(4)	57	Director
David R. Bovee(2)(3)(4)	64	Director
Robert C. Griffin(1)(2)(4)	66	Director
S.A. Johnson(1)(3)(4)	73	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 5605(a)(2) of the NASDAQ marketplace rules.

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

Our directors draw on their leadership experience from a wide variety of industries and their expertise in manufacturing, operations, financial and compliance matters, to serve our company and our stockholders. The directors also serve as counselors and critics to management.

Class I Directors — Director Nominees

David R. Bovee has served as a Director since October 2004. Mr. Bovee served as Vice President and Chief Financial Officer of Dura Automotive Systems, Inc. (“Dura”) from January 2001 to March 2005 and from November 1990 to May 1997. In October 2006, subsequent to Mr. Bovee’s 2005 retirement, Dura filed a voluntary petition for reorganization under the federal bankruptcy laws. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development for Dura. Mr. Bovee also served as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990. Mr. Bovee’s relevant experience includes more than 10 years as a Chief Financial Officer and 15 years as an executive officer of a major automotive supplier, and nearly 10 years of experience in a publicly traded company. Mr. Bovee’s career spans 32 years in the manufacturing and transportation sectors, servicing a footprint similar to CVG. Mr. Bovee has spent his entire career in finance roles, which suits him well to his position on the Audit Committee.

Richard P. Lavin has served as a Director since August 2013 and President and Chief Executive Officer since May 2013. His career has spanned over 28 years with global experience with Caterpillar Inc., where he most recently served as Group President of Construction Industries and Growth Markets. In this role, he was responsible for Caterpillar’s Earthmoving, Excavation and Building Construction Products Divisions and the development and deployment of business strategies in China, India and elsewhere in the Asia-Pacific region. Lavin began his career at Caterpillar as an attorney in the company’s Legal Services Division. During his tenure there, Lavin served in numerous positions in the company’s Asian and Latin American operations, including global product manager in the company’s Track-Type Tractor Division. In addition, he served as Vice President of Human Resources. Mr. Lavin served in a number of key leadership roles at Caterpillar, including Product Manager, Director of Corporate Human and Labor Relations, Director of Compensation and Benefits and Attorney. Mr. Lavin served as a Director of US-China Business Council, the U.S.-India Business Council and the U.S. Korea Business Council. Mr. Lavin also was a member of The Conference Board and the Chicago Council on Global Affairs. Mr. Lavin served on the International Advisory Council of Guanghua School of Management at Peking University and serves on the Board of Trustees at Bradley University. Before joining Caterpillar, he served as an attorney at a subsidiary of W.R. Grace & Co. Lavin holds a Bachelor of Arts degree from Western Illinois University, a Juris Doctor degree from Creighton University and a Master of Laws degree from Georgetown University. In addition to his role as CEO of CVG, he serves as a Non-Executive Director for ITT Corporation (NYSE: ITT) since May 2013 and a Director of USG Corporation (NYSE: USG) since November 2009.

Directors Continuing in Office

Class II Directors

S.A. (“Tony”) Johnson has served as a Director since September 2000. Mr. Johnson served as the Chairman of Hidden Creek from May 2001 to May 2004 and from 1989 to May 2001 was its President and Chief Executive Officer. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Prior to 2005, Mr. Johnson served as a Director of Saleen, Inc. and Dura Automotive. Mr. Johnson served as a Director of Tower Automotive from 1993 to 2007 and from 2004 to 2010 as a Director of Cooper-Standard Automotive, Inc. Mr. Johnson brings more than 30 years of executive experience to his role on the Board, including his current position as a Managing Partner of OG Partners, a private industrial management company where he has served since 2004.

Class III Directors

Scott C. Arves has served as a Director since July 2005. Since January 2007, Mr. Arves has served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006. Mr. Arves brings nearly 33 years of transportation experience to his role as Director, including 20 years of profit and loss responsibility and 16 years as a Division President or Chief Executive Officer.

Robert C. Griffin has served as a Director since July 2005. His career spanned over 25 years in the financial sector, including Head of Investment Banking Americas and Management Committee Member for Barclay’s Capital from 2000 to 2002. Prior to that, Mr. Griffin served as the Global Head of Financial Sponsor Coverage for Banc of America Securities LLC and a member of its Montgomery Securities Subsidiary Management Committee from 1998 to 2000 and as Group Executive Vice President of Bank of America and a member of its

Senior Management Committee from 1997 to 1998. Mr. Griffin served as a Director of Sunair Services Corporation from February 2008 until its sale in December 2009 as a member of their Audit Committee and Chairman of their Special Committee. Mr. Griffin currently serves as a Director of GSE Holding, Inc., where he serves as Chairman and a member of the Compensation and Nominating and Corporate Governance Committees, as a Director of Builders FirstSource, Inc., where he is Chairman of the Audit Committee, a member of the Nominating Committee and was Chairman of their Special Committee in 2009, and as a Director of JGWPT Holdings, Inc. where he is Chairman of the Audit Committee. Mr. Griffin brings strong financial and management expertise to our Board through his experience as an officer and director of a public company, service on other boards and his senior leadership tenure within the financial industry.

Richard A. Snell has served as a Director since August 2004 and as Chairman since March 2010. He has served as Chairman and Chief Executive Officer of Qualitor, Inc. since May 2005 and as an Operating Partner at HCI Partners since 2003. Mr. Snell served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, where he served from 1996 to 2000, and as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer, where he was employed from 1987 to 1996. Mr. Snell served as a Director of Schneider National, Inc., a multi-national trucking company, and as a member of their Compensation and Governance Committees from 1996 to 2011.

Resignation of a Director after fiscal year ended December 31, 2013

On February 5, 2014, Arnold B. Siemer, 76 years old, a Class II director of the Board of Directors of the Company since November 2011, informed the Company that he is resigning from the Board of the Company effective immediately. Mr. Siemer’s resignation from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Siemer was of the opinion that his other business endeavors were beginning to take time away from his ability to serve on the Board of the Company.

Corporate Governance

Independent Directors and Leadership Structure

The Board has determined that Messrs. Arves, Bovee, Griffin, Johnson and Snell are “independent” directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market LLC (NASDAQ) marketplace rules. In determining that Mr. Snell is independent, the board of directors considered that Mr. Snell is an operating partner of HCI Equity Partners, the controlling shareholder of Roadrunner Transportation Systems, Inc. (“RRTS”), to which we made payments (net of pass through payments to other third party freight service providers) for the year ended December 31, 2013, and concluded that these transactions did not impair Mr. Snell’s independence. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ marketplace rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ marketplace rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ marketplace rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board structure provides for an independent, non-executive chairman whose principal responsibility for our Company is leading the Board, thereby allowing our chief executive officer to focus on running our Company. We are confident that this structure is optimal at this time as it allows the chief executive officer to devote his full attention and energy to the challenges of managing the business while the chairman facilitates board activities and the flow of information between management and directors.

Our Board currently has five independent members and only one non-independent member, the chief executive officer. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence of all but the Chief Executive Officer and background of the individuals who comprise our Board, along with the oversight of a non-executive chairman, offers our Company and our stockholders diverse leadership and governance experience across various business sectors, including manufacturing, transportation, logistics, and finance.

Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Nominating and Corporate Governance Committee charter, the Chairman of the Nominating and Corporate Governance Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the Nominating and Corporate Governance Committee, c/o Brent A. Walters, General Counsel and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. During 2013, our independent directors met in executive session four times. Since fiscal year end, our independent directors have met in executive session one time.

Corporate Governance Guidelines

The Board adopted corporate governance guidelines on March 8, 2011, upon the recommendation of the Nominating and Corporate Governance Committee, which guidelines were amended on March 19, 2013. The guidelines are posted on our website at www.cvgrp.com.

We will continue to review and examine our corporate governance policies and leadership structure on an annual basis in light of our changing needs.

The Role of the Board in Risk Oversight

As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and evaluates our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment and risk management policies, including the internal system to review operational risks, procedures for investment and trading and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us to ensure that all material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work directly with management to oversee the day-to-day application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.

Meetings of the Board and its Committees

The Board held four regular quarterly meetings during fiscal year 2013. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent actions. All of the directors who were then serving on the Board attended 75% or more of the total number of meetings of the Board and committees for which they served.

The Board has a policy that members of the Board are encouraged to attend the annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2013 Annual Meeting of Stockholders.

Audit Committee

Our Audit Committee is comprised of Messrs. Arves, Bovee and Griffin (Chairman), all of whom are independent under the heightened independence standard required for audit committee members by the NASDAQ marketplace rules and Rule 10A-3 under the Exchange Act. Mr. Griffin has been named as our “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for:

•	The appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;

•	Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;

•	Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;

•	Overseeing our accounting and financial reporting processes and the audits of our financial statements;

•

Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

•	Reviewing and assessing the adequacy of our formal written charter on an annual basis; and

•	Such other matters that are designated by the Committee charter or our Board.

Our Board adopted a written charter for our Audit Committee, which is posted on our web site at www.cvgrp.com. The Audit Committee met eight times during fiscal 2013.

KPMG LLP currently serves as our independent registered public accounting firm.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Arves (Chairman), Griffin, and Johnson, all of whom are independent as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. Mr. Siemer, who served on our Compensation Committee, resigned from the Board on February 5, 2014. The Compensation Committee is responsible for:

•	Reviewing the performance of the Chief Executive Officer on an annual basis;

•	Reviewing and determining the compensation of the Chief Executive Officer and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•

Overseeing the design and administration of our equity-based and incentive compensation plans, including the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan that is subject to shareholder approval at the Annual Meeting of Shareholders, the Fourth Amended and Restated Equity Incentive Plan (the “Equity Plan” or the “Prior Plan”) and the Management Stock Option Plan (the “2004 Stock Option Plan”);

•

Reviewing and discussing with management the compensation discussion and analysis and recommending to the Board whether the compensation discussion and analysis should be included in our annual proxy statement;

•	Reviewing and accessing risks associated with the Company’s compensation policies and practices;

•	Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and

•	Such other matters that are designated by the Committee charter or our Board.

Our Board adopted a written charter for our Compensation Committee, which is posted on our web site at www.cvgrp.com. The Compensation Committee met four times during fiscal year 2013.

Compensation Committee Interaction with Compensation Consultants

During 2013, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an executive compensation firm, to assist with its review of the compensation programs for our executive officers and various aspects of this proxy statement. The Compensation Committee continues to retain PM&P in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains PM&P, PM&P interacts directly with our executive officers when necessary and appropriate. PM&P’s advisory services included providing industry and Compensation Peer Group benchmark data and presenting compensation plan design alternatives to the Committee for consideration. The Committee considered and assessed all factors specified under Nasdaq Listing Rules with respect to advisor independence and determined that PM&P was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by PM&P.

Compensation Committee Interaction With Management

Certain of our officers, including but not limited to, the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance and individual performance are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, mergers and acquisitions, industry status and other factors that the Compensation Committee may consider when making decisions regarding our executive compensation programs.

The Board Chairman met with the Chief Executive Officer in the first quarter of 2014 to review his performance for 2013 based on a performance appraisal completed in December 2013 by all of the non-management Board members.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Arves, Bovee (Chairman), and Johnson, all of whom are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. Mr. Siemer, who served on our Nominating and Corporate Governance Committee, resigned from the board of directors on February 5, 2014. The Nominating and Corporate Governance Committee is responsible for:

•	Selecting, or recommending to our Board for selection, nominees for election to our Board;

•	Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members;

•	Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	Such other matters that are designated by the Committee charter or our Board.

Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is posted on our web site at www.cvgrp.com. The Nominating and Corporate Governance Committee met two times during fiscal year 2013.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals for board membership properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Nominating and Corporate Governance Committee, c/o Brent A. Walters, General Counsel and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, OH 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws.

The Nominating and Corporate Governance Committee has used, to date, an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board. Generally, candidates have significant industry experience and have been known to one or more of the Board members. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. The Nominating and Corporate Governance Committee has established criteria that identify desirable experience for prospective Board members, including experience as a senior officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to nominees, the Nominating and Corporate Governance Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the Nominating and Corporate Governance Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Desired personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of CVG or by a stockholder. The Nominating and Corporate Governance Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.

Compensation Policies and Practices

Our philosophy behind our compensation structure for incentive eligible employees does not create risks that are reasonably likely to have a material adverse effect on the Company. The performance goals and objectives on which incentive awards are tied may include product development, revenue growth, cash flow, operating and cost objectives and strategic initiatives to encourage assertiveness and ingenuity, in each case without rewarding excessive or unnecessary risk taking. Incentive eligibility for the 2013 plan year was based solely on Company-wide financial performance goals, including a threshold level of Adjusted EBITDA. Bonus eligibility for 2013, after achieving the threshold level of Adjusted EBITDA, was based on the Company’s achievement of net sales, operating profit margin, and return on average invested capital. The financial performance metrics designated by the Compensation Committee for the 2014 annual incentive plan includes revenue growth, operating profit margin, and return on average invested capital; along with business unit performance metrics incorporated for business unit participants. The Compensation Committee also sets an upper limit on the incentive award opportunities. The Company has adopted executive stock ownership guidelines and anti-hedging policies to further mitigate against the possibility of unnecessary risk taking.

Communication with the Board

Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Brent A. Walters, General Counsel and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the directors.

Company Code of Ethics

The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our web site at www.cvgrp.com. If we waive any provision of our Code of Ethics or change the Code of Ethics, we will disclose that fact on our website within four business days.

Insider Trading Policy

We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us.

Board Policy on Stockholder Rights Plans

The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholder rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting. A copy of the plan policy is posted on our web site at www.cvgrp.com.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Vote Required

The two persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the annual meeting will be elected. A vote to “WITHHOLD” on the election of directors and “broker non-votes” will have no effect on the vote for the election of directors.

PROPOSAL NO. 2 — APPROVAL OF THE COMMERCIAL VEHICLE GROUP, INC. 2014 EQUITY INCENTIVE PLAN

General

On March 4, 2014, our Board unanimously approved and adopted our 2014 Equity Incentive Plan (the “Plan”) and directed that it be submitted, with the Board’s recommendation, to the Company’s stockholders for approval at the 2014 Annual Meeting. The Plan is intended to supersede and replace the Company’s Fourth Amended and Restated Equity Incentive Plan (the “Prior Plan”), which will be automatically frozen, replaced and superseded on the date on which the Plan is approved by the Company’s stockholders (the “Approval Date”). Notwithstanding the foregoing, any awards granted under the Prior Plan will remain in effect pursuant to their respective terms. If stockholder approval for the Plan is not received, the Prior Plan will not be frozen, replaced and superseded, and will remain in place pursuant to its current terms and the number of shares that would otherwise be authorized for issuance under the Plan will not be authorized.

Summary of the Plan

The Plan provides for the grant of stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, non-qualified stock options (“NSOs,” and together with ISOs, “Options”), stock appreciation rights (“SARs”), restricted stock awards (“Restricted Stock”), restricted stock units (“RSUs”), deferred stock units (“DSUs”), performance awards (“Performance Awards”), dividend equivalent rights and other stock-based awards (“Other Stock-Based Awards”)(each, an “Award”). The terms and conditions of each Award, as determined by the Compensation Committee, will be set forth in a written Award agreement (“Award Agreement”). Stockholder approval of the Plan is intended to, among other things, comply with the rules and regulations of The Nasdaq Stock Market and permit certain Performance Awards, as discussed below, to qualify for deductibility under Internal Revenue Code (“Code”) section 162(m) (“Qualified Performance-Based Awards”).

A summary of the principal terms of the Plan is set forth below. However, the summary does not purport to be a complete description of the Plan and is qualified in its entirety by the terms of the Plan, as proposed to be adopted, which is attached as Appendix A to this proxy statement.

Purpose of the Plan

The purpose of the Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility.

Term of Plan

The Plan will become effective on the Approval Date, subject to the approval of the Company’s stockholders. The Plan will terminate on the 10th anniversary of the Approval Date, unless sooner terminated by the Board. Awards outstanding as of any such termination will not be affected or impaired by the termination of the Plan.

Administration

The Plan is administered by the Compensation Committee. Our Board may, however, at any time resolve to administer the Plan. Subject to the specific provisions of the Plan, the Compensation Committee is authorized to select persons to participate in the Plan, determine the form and substance of grants made under the Plan to each participant, and otherwise make all determinations for the administration of the Plan.

Eligibility

Individuals who are eligible to participate in the Plan are our directors (including non-employee directors), officers (including non-employee officers) and employees and other individuals performing services for, or to whom an offer of employment has been extended by us, or our subsidiaries. ISOs may only be granted to employees of the Company and its subsidiaries or parent corporation (within the meaning of Code section 424(f)).

Plan Limits

The securities that will be offered under the plan are shares of the Company’s common stock, par value $.01 per share. Subject to adjustment (as described below), (i) the maximum number of shares of common stock that may be granted pursuant to Awards under the Plan will be equal to (a) 1,500,000, plus (b) any shares remaining under the Prior Plan as of the Approval Date, plus (c) any shares with respect to awards under the Prior Plan that are forfeited or would otherwise again become available for grant following the Approval Date. The maximum number of shares that can be granted in any one calendar year to a participant who is not a non-employee director is 15% of the total number of shares authorized for issuance under the Plan, and the maximum number of shares that can be granted in any one calendar year to a participant who is a non-employee director is 5% of the total number of shares authorized for issuance under the Plan. Also, the Plan provides that the Compensation Committee cannot in any one calendar year grant to any participant Performance Awards providing for the payment or distribution of cash or other property (other than shares of the Company’s common stock) having a value in excess of $4,000,000.

If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the Plan.

In the event of certain corporate transactions affecting the Company’s common stock (as described under “Changes in Capitalization and Substitute Awards” below) the Compensation Committee will make such adjustment as it deems appropriate in the number and kind of shares or other property that may be delivered pursuant to Awards granted under the Plan.

Current Capital Structure

Our current capital structure consists of 29,717,553 shares of outstanding common stock as of our record date. The table below represents our potential overhang levels based on our common stock outstanding, as shown above, and our request for 1,500,000 new shares to be available for awards pursuant to the Plan.

Potential overhang with 1,500,000 additional shares:

Outstanding restricted stock awards under the Prior Plan	855,240
Outstanding option awards under the Prior Plan	206,351
Total Outstanding awards under the Prior Plan	1,061,591
Shares available for issuance under the Prior Plan	625,052
Additional requested shares	1,500,000
Total Potential Dilution, or Overhang	3,186,643
Potential Dilution as a Percentage of Common Stock Outstanding	10.7%

The Compensation Committee has reviewed the number of shares used for equity awards expressed as a percent of our common stock outstanding (the “burn rate”) and has examined trends for burn rate levels established by Institutional Stockholder Services, Inc. (ISS) for our industry (Capital Goods). In order to align our annual grant practices with burn rate standards set by ISS for our industry, the Compensation Committee commits to our stockholders that the average of our annual burn rate over a three-year period (commencing with 2014) will not exceed 3.2% of our outstanding shares over that three year period. The average burn rate will be calculated as the average of (i) the number of shares subject to awards under the Plan granted by the Compensation Committee in each of 2014, 2015 and 2016 divided by (ii) the average number of shares outstanding in each of 2014, 2015 and 2016. Solely for purposes of calculating our burn rate, any full-value awards (i.e., awards other than Options, SARs or certain Other Stock-Based Awards) will be counted as equivalent to 1.5 shares.

If the Plan is not approved, the Company will not be able to make equity awards after the earlier of (i) August 5, 2014 (i.e., the termination date of the Prior Plan), or (ii) the date that the shares currently available under the Prior Plan are exhausted. This would have a detrimental effect on the Company’s ability to attract, retain and motivate officers, employees, directors and consultants. Our Board believes that the shares reserved for issuance under the Plan represents a reasonable amount of potential equity dilution. At the expected burn rate, the Company anticipates that it will be able to make grants to participants under the Plan for approximately three years.

Changes in Capitalization and Substitute Awards

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Compensation Committee will make such adjustment as it deems appropriate in the number and kind of shares or other property available for issuance under the Plan (including, without limitation, the total number of shares available for issuance under the Plan), in the number and kind of Options, SARs, shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding Options and SARs; provided, however, that the Compensation Committee will not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an Award thereunder) in a participant’s gross income pursuant to Code section 409A and the regulations thereunder and/or (ii) cause any Award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to such Code section 409A.

In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a change in control (as defined in the Plan) is to occur, all of the Company’s obligations regarding Awards that were granted under the Plan and that are outstanding on the date of the event will, on such terms as may be approved by the Compensation Committee before the event, be (i) canceled in exchange for payment of cash or other property determined by the Compensation Committee to be equal to the intrinsic value of the Awards at the time of the change in control (but, with respect to Deferred Stock Units, only if such merger, consolidation, other reorganization, or change in control constitutes a “change in ownership or control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as determined pursuant to regulations issued under Code section 409A) or (ii) assumed by the surviving or continuing corporation.

Type of Awards

Option Grants. Options granted under the Plan may be either ISOs or NSOs, as the Compensation Committee may determine. The exercise price per share for each Option is established by the Compensation Committee, except that the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the Option. In the case of the grant of any ISO to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the Option.

Terms of Options. The term during which each Option may be exercised is determined by the Compensation Committee, but if required by the Code and except as otherwise provided in the Plan, no Option will be exercisable in whole or in part more than ten years from the date it is granted, and no ISO granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an Option will, unless sooner terminated, expire at the date designated by the Compensation Committee. The Compensation Committee determines the date on which each Option will become exercisable and may provide that an Option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Compensation Committee. Prior to the exercise of an Option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding Option. If required by the Code, the aggregate fair market value, determined as of the grant date, of shares for which an ISO is exercisable for the first time during any calendar year under the Plan may not exceed $100,000.

Stock Appreciation Rights. SARs entitle a participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the Compensation Committee, except that the price of a SAR may never be less than the fair market value of the shares of our common stock subject to the SAR on the date the SAR is granted.

Termination of Options and SARs. Unless otherwise determined by the Compensation Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s Options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation. In the case of death or disability, all of the participant’s Options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant’s Options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s Options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Restricted Stock. Restricted Stock is a grant of shares of our common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the Compensation Committee. A participant granted Restricted Stock generally has all of the rights of a stockholder, unless the Compensation Committee determines otherwise.

Restricted Stock Units and Deferred Stock Units. The Compensation Committee is authorized to grant RSUs. Each grant shall specify the applicable restrictions on such units and the duration of such restrictions. RSUs are subject to forfeiture in the event of certain terminations of employment prior to the end of the restricted period. A participant may elect, under certain circumstances, to defer the receipt of all or a portion of the shares due with respect to the vesting of RSUs, and upon such deferral, the RSUs will be converted to DSUs. Deferral periods shall be no less than one year after the vesting date of the applicable RSUs. DSUs are subject to forfeiture in the event of certain terminations of employment prior to the end of the deferral period. A holder of RSUs or DSUs does not have any rights as a stockholder except that the participant has the right to receive accumulated dividends or distributions with respect to the shares underlying such RSUs or DSUs.

Performance Awards. The Compensation Committee may subject a participant’s right to exercise or receive a grant or settlement of an Award, and the timing of the grant or settlement, to performance conditions specified by the Compensation Committee. The Compensation Committee will determine Performance Award terms, including the performance measures and the required levels of performance with respect to the performance measures, the corresponding amounts payable upon achievement of those levels of performance, termination and forfeiture provisions and the form of settlement.

In granting Performance Awards, the Compensation Committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more business criteria. A Performance Award will be paid no later than two and one-half months after the last day of the tax year in which a performance period is completed.

The Compensation Committee may adjust the time and/or performance goals applicable to Performance Awards to take into account changes in law, accounting and tax rules, and to make such adjustments as the Compensation Committee deems appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships.

Qualified Performance-Based Awards. If at the time an Award is granted to a Plan participant who is, or is likely to be (based on the Compensation Committee’s determination), as of the end of the tax year in which the Company would qualify for a tax deduction in connection with such Award, a “covered employee” within the meaning of Code section 162(m)(3) (each such participant, a “Covered Employee”), and the Compensation Committee determines that it wishes such Award to qualify for the exemption from the limitation on deductibility imposed by Code section 162(m) that is set forth in Code section 162(m)(4)(C), then the Compensation Committee may provide that such Award will be an Award intended to qualify for such exemption (each such Award, a “Qualified Performance-Based Award”), and the terms of any Qualified Performance-Based Award will be interpreted consistent with that intention. When granting any Qualified Performance-Based Award other than an Option or a SAR, within 90 days after the commencement of the performance period or, if earlier, by the expiration of 25% of the performance period, the Compensation Committee will designate one or more performance periods and establish the performance goals for the performance periods. Each Qualified Performance-Based Award, with the exception of Options and SARs, will be earned, vested and payable (as applicable) only upon the achievement of one or more performance goals, together with the satisfaction of any other conditions (such as continued employment), as the Compensation Committee may determine.

The performance goals applicable to Qualified Performance-Based Awards (the “Qualified Performance Goals”) may be based on, without limitation: net income, operating income, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share, return on investment, return on capital, return on invested capital, return on capital compared to cost of capital, return on capital employed, return on equity, return on assets, return on net assets, total shareholder return, cash return on capitalization, enterprise value, net debt, revenue, revenue ratios (per employee or per customer), stock price, market share, shareholder value, net cash flow, cash flow, cash flow from operations, cash balance, cash conversion cycle, cost reductions and cost ratios (per employee or per customer), new product releases and strategic positioning programs, including the achievement of specified milestones or the completion of specified projects. The Qualified Performance Goals may be absolute or relative, and may include, without limitation, risk-based adjustments or adjustments for items that are unusual in nature or infrequent in occurrence. The Compensation Committee shall have the power to impose such other restrictions on Qualified Performance Awards as it may deem necessary or appropriate to ensure that such Qualified Performance Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m)(4)(C).

The Compensation Committee may adjust the performance period and/or Qualified Performance Goals applicable to Qualified Performance-Based Awards to take into account changes in law, accounting and tax rules, and to make such adjustments as the Compensation Committee deems appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships. The Compensation Committee may not increase the number of shares of common stock or other amount that would otherwise be payable under a Qualified Performance-Based Award upon achievement of the stated Qualified Performance Goal(s), but may reduce the number of shares of common stock or other amount due upon attainment of the stated Qualified Performance Goal(s), basing such cutback either upon subjective performance criteria, individual performance evaluations, or any other standards that are provided in the terms of the Qualified Performance Award.

Dividend Equivalents. Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of our common stock. Dividend equivalents may be granted alone or in connection with another Award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our common stock.

Other Stock-Based Awards. The Compensation Committee is authorized to grant other Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock, under the Plan. These Awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, Awards with value and payment contingent upon our performance as a company or any other factors designated by the Compensation Committee. The Compensation Committee will determine the terms and conditions of these awards.

Amendment of Outstanding Awards and Amendment/Termination of Plan

The Board of Directors or the Compensation Committee generally have the power and authority to amend or terminate the Plan at any time without approval from our stockholders. The Compensation Committee generally has the authority to amend the terms of any outstanding Award under the Plan, including, without limitation, to accelerate the dates on which awards become exercisable or vest, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Code section 162(m), under provisions of Code section 422 or by any listing requirement of the principal stock exchange on which our common stock is then listed. Neither the Board nor the Compensation Committee may amend the terms of any outstanding Option under the Plan to reduce the exercise price of outstanding Options without prior stockholder approval. Unless previously terminated by the Board or the Compensation Committee, the Plan will terminate on the tenth anniversary of the Approval Date. No termination of the Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of Options or other incentives theretofore granted under the Plan.

No Repricing

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Changes in Capitalization and Substitute Awards” above, and except for any repricing that may be approved by shareholders) will the Board of Directors or the Compensation Committee (i) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (ii) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (iii) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Change in Control

Unless otherwise determined by the Compensation Committee, if there is a change in control of the Company (as defined in the Plan) and a participant’s employment or service as a director, officer, or employee of the Company or a subsidiary, is terminated (i) by the Company without cause, (ii) by reason of the participant’s death, disability, or retirement, or (iii) by the participant for good reason, within twelve months after such change in control: (a) any Award carrying a right to exercise that was not previously vested and exercisable as of the time of the change in control, will become immediately vested and exercisable, and will remain so for up to 180 days after the date of termination (but in no event after the expiration date of the Award); (b) any restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan will lapse and such Awards will fully vest as of the time of the change in control, except to the extent of any waiver by the participant; and (c) with respect to any outstanding Performance Award, the Compensation Committee may, within its discretion, deem the performance goals and other conditions relating to the Performance Award as having been met as of the date of the change in control. Such Performance Award will be paid no later than two and one-half months after the last day of the tax year in which such change of control occurred (or in the event that the change in control causes the tax year to end, no later than two and one-half months after the closing of the change in control).

Notwithstanding the foregoing, in connection with certain changes of control as a result of the merger or consolidation of the Company with another entity, the Compensation Committee may, in its discretion, (i) cancel any or all outstanding Options under the Plan in consideration for payment to the holders of an amount equal to the portion of the consideration that would have been payable to the holders pursuant to the transaction if their Options had been fully exercised immediately before the transaction, less the aggregate exercise price that would have been payable, or (ii) if the amount that would have been payable to the Option holders pursuant to the transaction if their Options had been fully exercised immediately before the transaction would be equal to or less than the aggregate exercise price that would have been payable, cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in the transaction includes securities or other property, in cash and/or securities or other property in the Compensation Committee’s discretion.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax rules relevant to participants in the Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future. Because U.S. federal income tax consequences will vary as a result of individual circumstances, each participant should consult his or her personal tax advisor with regards to the tax consequences of participating in the Plan. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Options. Options granted under the Plan may be either NSOs or ISOs for federal income tax purposes.

NSOs. Generally, a recipient of a NSO will not recognize any taxable income at the time of grant. Upon the exercise of the NSO, the recipient will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price. The Company will be entitled to a deduction equal to the recipient’s ordinary income.

The recipient will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise of the NSO. The capital gain or loss will be long- or short-term depending on whether the recipient has held the stock for more than one year after the exercise date. Short-term capital gains are generally subject to the same federal income tax rate as ordinary income. The Company will not be entitled to a deduction for any capital gain realized by the recipient. Capital losses on the sale of common stock acquired upon an NSO’s exercise may be used to offset capital gains. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income by noncorporate taxpayers in any given tax year. Remaining capital losses may be carried forward to future tax years.

ISOs. Generally, if the recipient is awarded an ISO he or she will not recognize any taxable income at the time of grant or exercise. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the recipient’s alternative minimum taxable income and thereby may cause the recipient to be subject to, or may increase liability for, alternative minimum tax, which may be payable even if the recipient does not receive any cash upon the exercise of the ISO with which to pay the tax. When the shares are sold, the recipient will recognize long-term capital gain or loss, measured by the difference between the stock sale price and the exercise price, if the recipient meets the holding period requirements described below.

The Company will not be entitled to any deduction by reason of the grant or exercise of an ISO or the sale of stock received upon exercise after the required holding periods have been satisfied. If the recipient does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, the Company will be allowed a deduction corresponding to the recipient’s ordinary income.

Effect on Options of Rule 16b-3(d)(3) under the Exchange Act. The tax consequences of Options (other than ISOs for which the holding period requirements described above are satisfied) may vary if the recipient is a director or an executive officer subject to the short-swing trading restrictions of Section 16(b) of the Exchange Act, or if the recipient is exempted from these restrictions by the six-month holding provision of Rule 16b-3(d)(3). In general, if the recipient falls into this category and exercises an Option prior to the date that is six months after the Option grant date, he or she will recognize income on the date six months after the Option grant date (based on the fair market value of the Option shares on that date) and begin the holding period on such date, unless the participant files an election with the Internal Revenue Service under Code section 83(b) (a “§83(b) Election”) to recognize income on the exercise date (in which case the amount of income is based on the fair market value of the Option shares on the exercise date) and therefore begins the holding period on the exercise date. A §83(b) Election must be filed within 30 days after the exercise date.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the stand-alone SAR is granted. The spread between the then current market value of the common stock received and the exercise price of the SAR will be taxed as ordinary income to the recipient at the time the common stock subject to the SAR is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock and Other Stock Settled Awards Other than Options and SARs. The recipient will not recognize taxable income at the time shares of Restricted Stock or other stock settled awards are granted, but will recognize ordinary income, and be subject to wage and employment tax withholding, when the Restricted Stock becomes vested or the participant receives vested shares in settlement of the Award, unless the recipient makes a §83(b) Election within 30 days after the grant date to recognize ordinary income upon grant. The amount of ordinary income recognized by the recipient will equal the fair market value of the Restricted Stock or other stock settled awards at the time its restrictions lapse or the participant receives vested shares in settlement of the Award, or at the time of grant if the recipient makes a §83(b) Election, less the amount paid for the Restricted Stock or other stock settled Award. The Company will be entitled to claim a corresponding deduction equal to the amount of ordinary income recognized by the recipient (subject to potentially applicable deduction limitations under Code section 162(m)). Upon the subsequent sale of the shares, the recipient will recognize long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

Performance Awards (including Qualified Performance-Based Performance Awards). The recipient will not recognize taxable income at the time Performance Awards are granted, but will recognize ordinary income, and be subject to wage and employment tax withholding, upon the receipt of common stock, cash or other property at the end of the applicable performance cycle. The Company will be entitled to claim a corresponding deduction (subject to potentially applicable deduction limitations under Code section 162(m)).

Company Deductions. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code section 162(m).

NEW PLAN BENEFITS

Benefits to be received by our executive officers, directors, employees and consultants as a result of the proposed Plan are not determinable, since the amount of grants of Awards under the proposed Plan is discretionary. The following table shows the amounts that were awarded under our Prior Plan to our Named Executive Officers, all executive officers as a group, all non-executive employees as a group, and all non-employee directors as a group, in each case for the fiscal year ended December 31, 2013:

Name and Position	Number of Shares of Restricted Stock
Richard P. Lavin, President and Chief Executive Officer and Director	100,000
C. Timothy Trenary, Executive Vice President and Chief Financial Officer	40,000
Kevin R.L. Frailey, President of Global Construction, Agriculture and Military	23,924
Patrick E. Miller, President of Global Truck and Bus	23,919
Timo Haatanen, President of Global Aftermarket and Structures	18,732
Mervin Dunn, Former President and Chief Executive Officer	0
Chad M. Utrup, Former Chief Financial Officer	0
Gerald L. Armstrong, Former President, North & South American Markets	0
W. Gordon Boyd, Former President, Indian & Australian Markets	0
Executive Officer Group	206,575
Non-Executive Officer Group	308,226
Non-Employee Director Group	56,196

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE 2014 EQUITY INCENTIVE PLAN.

Vote Required

Approval of our 2014 Equity Incentive Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 3 — NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the meeting, our stockholders will vote on a non-binding, advisory proposal regarding the fiscal 2014 compensation of our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Compensation Committee remains committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Vote Required

Approval of the advisory proposal on the compensation of our named executive officers as disclosed in the proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2014. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of us and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, with the opportunity to make a statement if he so desires, and will be available to answer appropriate questions.

Change in Independent Registered Public Accounting Firm

On March 14, 2012, the Audit Committee approved the dismissal of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm, effective as of March 19, 2012, and approved the appointment of KPMG LLP as our independent registered public accounting firm.

During the fiscal year ended December 31, 2011 (“fiscal year 2011”), Deloitte’s reports on our consolidated financial statements and effectiveness of internal control over financial reporting did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

We and Deloitte did not, during fiscal year 2011 or the subsequent interim period through March 19, 2012, have any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter in its reports for such years; and there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K.

We provided Deloitte with a copy of the above disclosures and requested Deloitte furnish a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte agrees with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of such letter, dated March 19, 2012, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2012.

At no time during fiscal year 2011 or the subsequent interim period through March 19, 2012 did we or anyone acting on our behalf consult with KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided that KPMG LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either (A) the subject of a disagreement with Deloitte on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in its report or (B) a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

For fiscal years 2013 and 2012, the following fees were billed to us for the indicated services:

	2013	2012
Audit Fees	$1,118,934	$1,270,758
Audit-Related Fees	—	193,237
Tax Fees	135,968	202,124
All Other Fees	103,794	39,162

Total Independent Accountant’s Fees	$1,358,696	$1,705,281

Audit Fees.    Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and due diligence in connection with acquisitions, attest services that are not required by statute or regulation and accounting consultations on proposed transactions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees.    Consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

During fiscal year 2013, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Vote Requirement

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 26, 2014 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 29,717,553 shares of common stock outstanding as of March 26, 2014, and a total of 60,000 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 26, 2014. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 26, 2014 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Arnold B. Siemer (1)	3,260,718	11.0%
York Capital Management Global Advisors, LLC (2)	2,604,751	8.8%
Stadium Capital Management, LLC (3)	2,444,596	8.2%
Royce & Associates, LLC (4)	1,928,440	6.5%
Eagle Boston Investment Management, Inc. (5)	1,520,179	5.1%
Directors and Named Executive Officers:
Richard P. Lavin (6)	120,356	*
C. Timothy Trenary (7)	41,478	*
Kevin R.L. Frailey (8)	181,372	*
Patrick E. Miller (9)	128,007	*
Timo O. Haatanen (10)	30,043	*
S.A. Johnson (11)	72,762	*
Scott C. Arves (12)	67,870	*
Richard A. Snell (13)	69,370	*
Robert C. Griffin (14)	56,368	*
David R. Bovee (15)	59,770	*
Mervin Dunn(16)	0	*
Chad M. Utrup (16)(17)	60,000	*
Gerard L. Armstrong(16)	0	*
W. Gordon Boyd(16)	0	*
All directors and executive officers as a group (10 persons)	827,396	2.7%

*	Denotes less than one percent.

(1)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 30, 2014, on which Arnold B. Siemer reported sole voting and dispositive power over 3,260,718 shares of our common stock. The address for Mr. Siemer is 7795 Walton Parkway, Suite 175, New Albany, OH 43054.

(2)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 14, 2014, on which York Capital Management Global Advisors, LLC reported sole voting and dispositive power over 2,604,751 shares of our common stock. According to the Schedule 13G/A, York Capital Management Global Advisors, LLC, the sole managing member of the general partner of each of York Select, L.P., York Select Master Fund, L.P. and York Select Investors Master Fund, L.P. and the sole managing member of York Managed Holdings, LLC and York UCITS Holdings, LLC, exercises investment discretion over such investment funds and the managed accounts managed or advised by York Managed Holdings, LLC or York UCITS Holdings, LLC and accordingly may be deemed to have beneficial ownership over the shares of common stock directly owned by such investment funds and the managed accounts. The address for York Capital Management Global Advisors, LLC is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, NY 10153.

(3)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 14, 2014, on which Stadium Capital Management, LLC reported shared voting and dispositive power over 2,444,596 shares of our common stock, Stadium Capital Management GP, L.P. reported shared voting and dispositive power over 2,444,596 shares of our common stock, Alexander M. Seaver reported shared voting and dispositive power over 2,444,596 shares of our common stock, Bradley R. Kent reported shared voting and dispositive power over 2,444,596 shares of our common stock and Stadium Capital Partners, L.P. reported shared voting and dispositive power over 2,263,398 shares of our common stock. The address for Stadium Capital Management, LLC, Stadium Capital Management GP, L.P., Stadium Capital Partners, L.P., Mr. Seaver and Mr. Kent is 199 Elm Street, New Canaan, CT 06840-5321.

(4)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 8, 2014, on which Royce & Associates, LLC reported sole voting and dispositive power over 1,928,440 shares of our common stock. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(5)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 14, 2014, on which Eagle Boston Investment Management, Inc. reported sole voting and dispositive power over 1,520,179 shares of our common stock. The address for Eagle Boston Investment Management, Inc. is 4 Liberty Square, Boston, MA 02109.

(6)	Includes 106,566 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014.

(7)	Includes 41,478 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014.

(8)	Includes 9,633 shares of restricted stock that vest on October 20, 2014; 14,100 shares of restricted stock that vest in two equal annual installments on October 20, 2014 and 2015; and 28,115 shares of restricted stock that vest in three equal installments commencing on October 20, 2014.

(9)	Includes 7,500 shares of restricted stock that vest on October 20, 2014; 10,978 shares of restricted stock that vest in two equal installments on October 20, 2014 and 2015; and 27,859 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014.

(10)	Includes 8,684 shares of restricted stock that vest in two equal installments on October 20, 2014 and 2015; and 21,359 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014.

(11)	Includes 1,800 shares of restricted stock that vest on October 20, 2014; 5,269 shares of restricted stock that vest in two equal annual installments on October 20, 2014 and 2015; and 9,366 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014.

(12)	Includes 1,800 shares of restricted stock that vest on October 20, 2014; 5,269 shares of restricted stock that vest in two equal annual installments on October 20, 2014 and 2015; and 9,366 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014.

(13)	Includes 1,800 shares of restricted stock that vest on October 20, 2014; 5,269 shares of restricted stock that vest in two equal annual installments on October 20, 2014 and 2015; and 9,366 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014. Of these shares, 64,370 shares are held by the Snell Family Limited Partnership, of which Mr. Snell is a general partner, and 5,000 shares are held in a trust for the benefit of Mr. Snell’s children.

(14)	Includes 1,800 shares of restricted stock that vest on October 20, 2014; 5,269 shares of restricted stock that vest in two equal annual installments on October 20, 2014 and 2015; and 9,366 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014.

(15)	Includes 1,800 shares of restricted stock that vest on October 20, 2014; 5,269 shares of restricted stock that vest in two equal annual installments on October 20, 2014 and 2015; and 9,366 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2014.

(16)	The Company has been unable to verify the ownership interest, if any, of these former executives.

(17)	Includes 60,000 stock options with a strike price of $15.84 that expired on January 30, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Executive Summary provides an overview of the 2013 compensation program for our named executive officers (the “NEOs”) and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”). For 2013, our NEOs included:

•	Richard P. Lavin, President and Chief Executive Officer

•	C. Timothy Trenary, Executive Vice President and Chief Financial Officer

•	Kevin R. L. Frailey, President of Global Construction, Agriculture & Military Markets

•	Patrick E. Miller, President of Global Truck & Bus Markets

•	Timo Haatanen, Global President of Structures and Aftermarket

•	Mervin Dunn, former President and Chief Executive Officer

•	Chad M. Utrup, former Chief Financial Officer

•	Gerald L. Armstrong, former President, North & South American Markets

•	W. Gordon Boyd, former President, Indian & Australian Markets.

Our executive compensation programs are designed to (i) promote our short and long-term organizational goals without encouraging unnecessary or excessive risk taking, (ii) reward superior performance and individual contributions of each of our NEOs, and (iii) align the interests of our NEOs with those of our stockholders. A significant portion of each NEO’s target total direct compensation is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage retention and align their interests with those of our stockholders.

Throughout 2013, the Compensation Committee (as used in this section, the “Committee”) continued with its compensation philosophy that places primary emphasis on long- term and at-risk incentive compensation as follows:

•	The Committee did not increase base salaries for 2013, except in connection with the promotions of Messrs. Haatanen and Miller.

•

The Committee adopted a 2013 cash incentive bonus plan (the “2013 Bonus Plan”) with the same incentive target opportunities, expressed as a percent of salary, for the NEOs as the prior year annual cash incentive bonus plan, except in connection with promotional increases for Messrs. Haatanen and Miller.

•	The Committee eliminated the individual performance component of the 2013 Bonus Plan for the NEOs and adopted challenging metrics that were purely financial in nature.

•	The Committee approved time-vested restricted stock awards for the NEOs having values comparable to the 2012 time-vested restricted stock awards.

•

The Committee approved long-term cash incentive opportunities for the NEOs with award vesting tied to our total shareholder return (“Total Shareholder Return”) over a three-year performance period from October 1, 2013 through September 30, 2016. The Committee tied the long-term cash incentive opportunities to our Total Shareholder Return relative to a peer group of eleven companies (the “Total Shareholder Return Peer Group”) developed by the Committee in consultation with senior management and PM&P.

•

The Committee continued to maintain stock ownership guidelines for the NEOs to encourage a long term personal stake in the Company’s success. Under these guidelines, the President and CEO is required to hold stock equal in value to three times his base salary. The other NEOs are required to hold stock equal in value to two times base salary; and non-executive officers and designated key managers are required to hold stock equal in value to one times base salary.

At our 2013 Annual Meeting of Stockholders held on May 16, 2013, the compensation of our NEOs was approved, on an advisory basis, by approximately 96% of our stockholders voting on the matter. The Committee considered the results of this vote, which it viewed as a strong endorsement of our executive compensation program, but did not take any specific compensation actions in fiscal year 2013 in response to the executive compensation advisory vote. At the 2014 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation. The Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

In 2013, the key measures we used to determine the annual cash incentive compensation for each of the NEOs were exclusively financial in nature and consisted of net sales, operating profit margin, and return on average invested capital (ROAIC), adjusted for restructuring costs, severance and recruiting associated with the Chief Executive Officer change and third party consulting fees. Our NEOs were adversely affected by our performance versus plan for 2013 as annual incentive awards earned by our NEOs were substantially below target and less than 2012.

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives

Our executive compensation program is designed to align total compensation with our overall performance and each NEO’s contributions to the business, while also supporting our ability to attract and retain NEOs capable of having a significant strategic impact on our success. Each NEO has a significant portion of total compensation which is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage retention and align their interests with those of stockholders.

The specific objectives of our executive compensation program include:

•	Attracting and retaining qualified executives who will contribute to our long-term success;

•	Linking executive compensation to the achievement of our operational, financial and strategic objectives; and

•	Aligning executive compensation with each executive’s individual performance and level of responsibility.

The Committee has structured executive compensation based on these objectives, while also considering current economic and business conditions. Our executive compensation program generally includes annual and long-term incentive programs and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry. In 2013, the Committee continued to employ a long-term executive compensation strategy that places primary emphasis on at-risk variable incentives and equity grants, including a long-term cash performance award tied to our Total Shareholder Return relative to an established peer group over a three year performance period. The Committee also continued their efforts to reduce executive perquisites by eliminating executive health-related reimbursements as of December 31, 2013. The Committee intends to continue to implement this compensation philosophy in future years.

We typically set performance targets under our annual cash incentive compensation program such that NEOs receive their targeted annual compensation if our pre-determined performance targets are achieved. When performance exceeds the pre-determined performance targets, then total compensation will be above targeted levels; and when performance is below the pre-determined performance targets, then total compensation will be below targeted levels. Historically, payments have demonstrated these outcomes, as overall performance and the compensation provided to our NEOs in 2010 and 2011 were above expectations, while overall performance and the compensation paid to our NEOs in 2012 and 2013 were below target levels.

Compensation Process

The Committee considered the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•	Our actual versus targeted performance against net sales, operating profit margin, and ROAIC.

•	Achievement of certain other financial metrics and operational outcomes which, in the judgment of the Committee, contributed to our overall success for the particular year in question;

•	Evaluations of each individual NEOs performance; and

•

The competitiveness of executive compensation as compared to compensation surveys compiled by PM&P. This analysis is performed on a periodic basis by PM&P, with the last analysis completed in August 2012, based on general manufacturing companies of comparable size. PM&P only provides executive and non-employee director compensation consulting services to the Company, as directed by the Committee, and reports directly to the Committee Chairman. The scope of PM&P’s work is limited to research and advisory services related to executive compensation, including review of this proxy statement.

Leadership Transitions

On March 1, 2013, we announced the retirement of Mervin Dunn as President and Chief Executive Officer. Mr. Dunn agreed to remain with us until his successor was named. In connection with Mr. Dunn’s retirement, we entered into a retirement agreement with Mr. Dunn, dated April 3, 2013, the details of which are provided under “Post-Termination Payments” below.

On May 22, 2013, we announced the appointment of Richard P. Lavin as President and Chief Executive Officer, effective May 28, 2013. In connection with his appointment, we entered into a three year employment agreement with Mr. Lavin on August 14, 2013, the details of which are provided under “Employment Agreement” below.

On August 2, 2013 we announced the realignment of our executive leadership team which included the departure of Gerald Armstrong as President of North & South American markets as of September 1, 2013, the details of which are provided under “Post-Termination Payments” below. At the same time, we announced the retirement of Gordon Boyd as the President of Indian & Australian markets as of September 1, 2013.

On September 18, 2013, Chad Utrup announced his resignation as Chief Financial Officer as of November 1, 2013 to pursue an outside opportunity. In connection with his resignation, we accelerated the vesting of 20,510 shares of restricted stock in exchange for his assistance with an orderly transition of his responsibilities through October 31, 2013.

On September 30, 2013, we announced that C. Timothy Trenary would succeed Mr. Utrup as Chief Financial Officer, effective October 7, 2013. In connection with his appointment, we entered into a Change in Control and Non-Competition Agreement with Mr. Trenary on January 23, 2014 the details of which are provided under “Change in Control Agreement” below.

Compensation Structure

Compensation Levels and Benchmarking

The Committee has engaged PM&P to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized manufacturing companies, as published in executive compensation surveys. The 2012 analysis prepared by PM&P incorporated data from five executive compensation surveys, which included the Mercer U.S. Executive Benchmark Database and the Towers Watson Top Management Compensation Survey. The examination and comparison of this data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions. The Committee compared executive officers’ compensation to the PM&P data from the above mentioned surveys. In addition, PM&P provided, and the Committee examined, executive compensation data for the Compensation Peer Group developed in 2012 for the purposes of this executive compensation study and a related board of directors’ compensation study. The Compensation Peer Group had average net revenues of $835 million, slightly below CVG’s twelve-month trailing net sales through March 31, 2012 of $887 million at the time of the 2012 study.

Each Compensation Peer Group company was considered to be a business competitor and/or a competitor for executive talent. The Compensation Peer Group consisted of the following 19 companies (in order by size by column):

Titan International, Inc.	Stoneridge, Inc.
Modine Manufacturing Co.	Drew Industries, Inc.
Wabash National Corp.	ESCO Technologies, Inc.
EnPro Industries, Inc.	Alamo Group, Inc.
Accuride Corp.	Columbus McKinnon Corp.
Astec Industries, Inc.	Shiloh Industries, Inc.
Blount International, Inc.	Winnebago Industries, Inc.
Standard Motor Products, Inc.	Dorman Products, Inc.
Federal Signal Corp.	Cascade Corp.
Superior Industries International, Inc.

For 2013, the Committee generally targeted overall compensation for NEOs between the 50th and 75th percentiles of overall compensation paid to similarly situated executive officers in the Compensation Peer Group and other companies in published executive compensation surveys for comparable organizations. In 2013, the Committee awarded total compensation above this range to Mr. Lavin in connection with his appointment as our new President and CEO, and to Mr. Trenary in connection with his appointment as our new CFO as a result of the competition for top talent for these positions and our negotiations with them.

The Committee believes the selective application of this above market approach, with an emphasis on at-risk compensation, supports the attraction and retention of high caliber executives in a very competitive industry.

Compensation Elements – Overview

The three principal compensation components for our NEOs are:

•	Base Salary

•	Annual Incentive Compensation

•	Long-term Incentive Compensation

In addition, Mr. Lavin is party to an employment agreement and our other NEOs are party to Change-in-Control & Non-Competition Agreements that provide for payments upon certain termination of employment events. We have provided these agreements to encourage retention and continuity in the event of a Change-in-Control. We also provide a limited number of executive perquisites, described below and in the accompanying tables and narrative disclosures, and retirement benefits discussed below. The Committee believes the use of targeted perquisites provides important attraction and retention elements in a competitive market for executive officers. However, the Committee continued to temper the existence and scope of executive perquisites, and eliminated executive health-related reimbursements as of December 31, 2013. We paid relocation benefits to Mr. Lavin and Mr. Trenary, who were hired in 2013, pursuant to agreements we entered into with them.

Compensation Mix

We use the principal components of compensation described above to provide at-risk compensation, retention value and an equity stake to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation and between cash and equity-based awards is based on the following general principles:

•	We embrace a pay for performance philosophy that ties a substantial portion of executive pay to performance and puts such compensation at risk each year.

•	Each NEO has a significant proportion of total compensation in the form of long-term compensation.

•	We seek an appropriate mix of annual and long-term incentive opportunities.

Our NEOs’ compensation is weighted towards variable incentives that provide for award opportunities based on our annual and long-term performance. The Committee believes this compensation mix motivates NEOs to undertake tasks and achieve results that support the creation of long-term stockholder value without encouraging excessive risk taking.

Pay for Performance

Pay for performance is one of the principal objectives of our compensation philosophy. On average, over 62% of the total compensation opportunity for our NEOs is variable or “at risk.” In 2013, of the total value of long-term incentive awards, 50% was in the form of time-based restricted stock awards and 50% was in the form of a cash performance award.

The chart below shows base salaries, target annual incentive opportunities under the 2013 Bonus Plan (“AIP”) and target long-term incentive opportunities (“LTI”) (including target long-term cash incentive opportunities and the grant date fair value of restricted stock awards) for our Chief Executive Officer and the other current NEOs.

(1)	Each of Mr. Lavin and Mr. Trenary joined the Company in 2013 and received a signing bonus that is disclosed below and the signing bonus is not reflected in the chart above.

Note: Annual incentives (AIP) reflect target award opportunities as shown in the Target column of the 2013 Grants of Plan-Based Awards Table. Long-term incentives (LTI) reflect the sum of target cash performance awards, as reported in the 2013 Grants of Plan-Based Awards Table, plus the grant date value of restricted stock grants made on November 14, 2013, at a price of $6.94 per share. Restricted stock values are shown in the Stock Awards column in the 2013 Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table for each NEO.

The grant date value of equity-based awards to each NEO in 2013 was comparable to the value of restricted stock awards issued for similarly situated positions in 2012, except that the awards to Mr. Lavin and Mr. Trenary included inducement grants of 100,000 shares and 40,000 shares, respectively, negotiated with them in connection with their hiring. The Committee continued the use of long-term cash performance awards linked to our three-year Total Shareholder Return ranking compared to a group of peer companies. Generally, these awards represent half of the long term target award value, except that Mr. Lavin received no cash performance award for the three year award period commencing October 1, 2013 and Mr. Trenary received a reduced award representing 38% of his target award. All such long-term cash performance awards granted in 2013 will not be payable until 2016 and may range anywhere from 0% to 150% of target based on our Total Shareholder Return (as defined below) relative to the Total Shareholder Return Compensation Peer Group (as defined below).

The specific relationship of base salary to incentive compensation varies depending upon each NEO’s position, prior experience and time in the industry, but consistently reflects the Committee’s philosophy of weighting short and long term incentive compensation opportunities more heavily than base salary.

Employment Agreement

Mr. Lavin

Under the terms of his three year agreement, Mr. Lavin receives a base salary of $750,000, which will be subject to annual review and upward adjustment as determined by the Committee, and an annual bonus under the Company’s annual bonus plan as may be in effect from time to time based on a target bonus opportunity of at least 100% of Mr. Lavin’s base salary. Mr. Lavin’s annual bonus opportunity for 2013 was pro-rated based on the portion of such bonus period during his employment term. Pursuant to the employment agreement, Mr. Lavin will be considered to receive equity and other long-term incentive awards under any applicable plan adopted by the Company for which employees are generally eligible. Pursuant to the terms of the Company’s long-term incentive plan (the “Equity Incentive Plan”), Mr. Lavin’s target long-term incentive award opportunity is equal to $750,000, with 50% of the award being issued in time-based shares of restricted stock which vest ratably over a period of three years and 50% of the award being a cash-based, performance driven award based on relative Total Shareholder Return versus a peer group except that for calendar year 2013, Mr. Lavin did not receive a cash based performance award because he received an inducement grant of restricted stock at the time he joined the company.

Pursuant to the employment agreement, Mr. Lavin received a one-time signing bonus of $325,000 on November 22, 2013, which will be subject to recovery by the Company if Mr. Lavin voluntarily terminates his employment for any reason other than Good Reason (as defined in the employment agreement), or if the Company terminates his employment agreement for Cause (as defined in the employment agreement), within 24 months following the Effective Date at a rate of 1/24 per month for each month remaining in the recovery period at the time of termination of employment. In addition, Mr. Lavin received a one-time award of 100,000 shares of restricted stock, effective as August 20, 2013, under the Equity Incentive Plan, which will vest ratably over a period of three years. During the term of his employment, Mr. Lavin is entitled to participate in any employee benefit plan that the Company has adopted or may adopt for the benefit of its employees generally, subject to satisfying applicable eligibility requirements, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan. The Company also agreed to pay up to $200,000 of Mr. Lavin’s documented relocation benefits and to reimburse him for his legal fees incurred in connection with the negotiation and preparation of the employment agreement; however, Mr. Lavin used approximately $18,400 of the $200,000. Additionally, Mr. Lavin’s Agreement provides for certain payments and benefits upon termination, which are detailed under “Payments Upon Termination or Change in Control” below.

Change in Control Agreement

Mr. Trenary

In connection with his offer to join the Company as Chief Financial Officer, Mr. Trenary receives a base salary of $425,000, which will be subject to annual review and upward adjustment as determined by the Committee, and an annual bonus under the Company’s annual bonus plan as may be in effect from time to time based on a target bonus opportunity of at least 75% of Mr. Trenary’s base salary. Mr. Trenary’s annual bonus opportunity for fiscal year 2013 was pro-rated based on the start date of his employment. Additionally, Mr. Trenary will be eligible for equity and other long-term incentive awards under any applicable plan adopted by the Company for which employees are generally eligible.

Mr. Trenary received a one-time signing bonus of $150,000 payable November 22, 2013 and 40,000 restricted shares, effective as of November 14, 2013, which will vest ratably over three years. The bonus is subject to recovery by the Company if Mr. Trenary voluntarily terminates his employment for any reason other than Good Reason (as defined in his Change in Control Agreement), or if the Company terminates his employment for Cause (as defined in his Change in Control Agreement). Mr. Trenary is entitled to participate in any employee benefit plan that the Company has adopted or may adopt for the benefit of its employees generally, subject to satisfying applicable eligibility requirements, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan. The Company also agreed to pay up to $100,000 of Mr. Trenary’s documented relocation expenses and to reimburse him for his legal fees incurred in connection with the negotiation of the terms of his employment and the Change in Control Agreement. Additionally, Mr. Trenary’s Agreement provides for certain payments and benefits upon termination, which are detailed under “Payments Upon Termination or Change in Control” below.

Compensation Elements

Salary

We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries in the published compensation survey data described above, and in the case of a new hire, to attract high quality executive talent. The Committee sets salaries based on the NEOs’ roles and responsibilities, experience, expertise and individual performance during their tenure. Salaries are reviewed annually by the Committee and adjustments are based on the factors noted above as well as input from the Chief Executive Officer and data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above and new salaries are set based on the competitive environment using the Committee’s discretion and judgment.

Other than in the case of promotional adjustments, the NEOs did not receive any base salary increases in 2013. Mr. Miller received a promotional increase of $10,110 per year effective August 19, 2013, reflecting the incremental scope of his duties and the responsibilities he assumed in connection with his promotion to President of Global Truck & Bus Markets. Timo Haatanen received a promotional increase of $50,000 effective August 19, 2013, reflecting the incremental scope of his duties and the responsibilities he assumed in connection with his promotion to President of Global Aftermarket and Structures. These increases were intended to bring the salaries for Mr. Miller and Mr. Haatanen in line with their internal peers and competitive practice, as determined by the Committee.

Mr. Lavin and Mr. Trenary’s base salaries were established by the Committee based on their compensation history with their prior employers and benchmarking information provided by PM&P. Their compensation was deemed to be appropriate given the competition for top talent for these positions.

At its meeting on November 23, 2013, the Committee did not increase base salaries for the NEOs for 2014.

The Committee believes the NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the Compensation Peer Group and published survey data, except that the initial base salary positioning was aggressive for recruiting for the Chief Executive Officer and Chief Financial Officer positions to support the attraction and retention of top talent for these critical positions. To that end, the Compensation Committee approved starting base salaries between the median and 75th percentile for Mr. Trenary and Mr. Lavin. Additionally, Mr. Boyd’s base salary was higher than the targeted market level throughout his tenure with CVG, but his overall target compensation was consistent with other NEOs as a result of a reduced annual incentive target.

Annual Incentive Compensation

Annual incentive compensation is designed to reward NEOs for our annual financial performance. Annual target incentive payments are determined initially as a percentage of each NEOs’ salary for the fiscal year, and the payment of target incentive amounts depends on the achievement of pre-determined financial performance targets, with the Committee having the discretion to increase or decrease individual awards based on the performance and contributions of each NEO.

On March 4, 2013, the Committee adopted the Commercial Vehicle Group 2013 Bonus Plan (“2013 Plan”) and related Company financial targets for 2013 based on our business plan and strategic objectives. The target incentive bonus opportunity for Messrs. Utrup, Armstrong and Frailey was set at 75% of their base salary, which was the same target as 2012. The target incentive bonus opportunity for Mr. Boyd was set at 50% of his base salary, which was the same target as 2012. The target incentive for Mr. Miller was increased in August of 2013 from 60% to 75% to reflect the incremental responsibilities he assumed when he was promoted to President of Global Truck & Bus Markets. Mr. Haatanen’s target incentive was increased in August of 2013 from 50% to 60% to reflect the incremental responsibilities he assumed when he was promoted to President of Global Aftermarket and Structures. No target was established for Mr. Dunn for 2013 as a result of his retirement. The target incentive established for Mr. Lavin at hire was 100% of base salary, pro-rated for 2013 based on his hire date of May 28, 2013. The target incentive established for Mr. Trenary at hire was 75% of base salary, pro-rated for 2013 based on his hire date of October 7, 2013.

The Committee adopted incentive plan metrics of a purely financial nature, with 60% of the award tied to profitability, in the form of operating profit margin. Two additional metrics, net sales and ROAIC, comprise the balance of the Plan with a 20% weighting each. Each component is scored independently of the others. To promote collaboration and focus NEOs on enhancing overall corporate performance in 2013, all metrics were measured on a company-wide basis. The metrics were determined before most of the executive changes, described below, occurred. At the Committee meeting on August 14, 2013, Management presented a revised full year forecast and recommended the Committee give consideration to more heavily weighting second half financial performance in light of the leadership changes and corresponding changes to the 2013 business plan. The Committee supported using its discretion to shift emphasis to second half performance.

Operating profit margin was selected by the Committee as a plan metric based on the high correlation to Total Shareholder Return because it drives the market’s perception about the company’s recent performance and its perception about future performance. Net sales was selected based on the emphasis our strategic plan places on top-line growth. ROAIC was selected to encourage efficient and profitable returns.

The 2013 Plan included the following baseline formula:

BONUS = (2013 Base Salary x BF1x 60% x BF2) + (2013 Base Salary x BF1x 20% x BF3) + (2013 Base Salary X BF1 x 20% x BF4)

Where:

•	“2013 Base Salary” is each NEO’s salary at fiscal year-end 2013.

•

BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2013 base salary. Of the NEOs eligible for an incentive payment based on being actively employed on the date of payout, Mr. Lavin’s total Target Factor is 100%, Messrs. Trenary, Frailey and Miller’s Target Factor is 75% and Mr. Haatanen’s Target Factor is 60%.

•

BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to the actual Operating Profit Margin performance for the plan year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target while payment for performance at or above the maximum level was set at 200% of target.

•

BF3 (“Bonus Factor 3”) is scored independently as a fraction with a numerator equal to the actual Net Sales performance for the year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum was set at 200% of target

•

BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to the actual ROAIC performance for the year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum level was set at 200% of target.

•

The Committee reserves the right to review, modify and approve, at its sole discretion, any awards issued under the Plan based on their assessment of the competitive environment and/or individual participant performance and contributions during the plan year. The Committee did not exercise its discretion to adjust any individual awards earned in 2013 beyond calculated levels, other than the shift in weighting toward second half performance given the significant changes in the business during that period.

For 2013, we achieved .9% in operating profit margin, which was below the plan threshold level. We achieved $747 million in net sales, which was above the threshold level but less than the target. ROAIC achievement was below the threshold level.

At its meeting on February 20, 2014, the Committee approved a BF2 Factor of 15.6% which reflects a 25/75% weighting toward second half performance based on the significant changes in leadership in the second half of the year. The BF3 Factor and the BF4 Factor were scored at 0%. The total bonus payouts for NEOs were equal to 15.6% of target award levels. In lieu of cash awards, the Committee awarded restricted shares equivalent to the value of the calculated incentive to the NEOs. These shares were issued on March 7, 2014 in a number of shares equal to the value of the NEO’s bonus divided by the closing price of the Company’s common stock of $8.91 as of March 7, 2014, with the shares vesting ratably over three years, starting in October 2014.

At its meeting on March 3, 2014, the Committee also approved the CVG 2014 Bonus Plan with the same performance measures as 2013, including net sales, operating profit margin, and ROAIC. The Committee further agreed that participants assigned to a specific business unit, including Mr. Frailey, Mr. Haatanen and Mr. Miller, will have a mix of consolidated and line of business metrics for 2014 to promote both high level collaboration and divisional “line of sight” performance. The metrics and weighting approved for the 2014 Plan Year are as follows:

2014 Bonus Plan Metrics and Weighting
	Net Sales		Operating Profit Margin		ROAIC	TOTAL
	Corporate	Business Unit	Corporate	Business Unit	All
Corporate Executives	20%		60%		20%	100%
Business Unit Executives		15%	60%	10%	15%	100%

Consistent with the target incentive bonuses for 2013, the target incentive bonus for Mr. Lavin was set at 100% of base salary for 2014. The target incentive bonus opportunity for Messrs. Frailey, Miller, and Trenary for 2014 was set at 75% of base salary, and the target incentive bonus for Mr. Haatanen for 2014 was set at 60% of base salary. Expressed as a percent of salary, fiscal 2014 target incentive award opportunities are the same as those in effect for 2013.

Signing Bonuses

In connection with the hiring of Mr. Lavin and Mr. Trenary, they both received a signing bonus as an incentive to attract highly qualified candidates. Mr. Lavin’s signing bonus was $325,000. Mr. Trenary’s signing bonus was $150,000.

Long-Term Incentives

The Equity Plan is designed to focus and reward executive officers’ efforts related to the long-term growth and future success of the Company. The Equity Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. The range of equity awards provides the Committee flexibility to grant an appropriate type of award under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change over time.

From 2005 to 2013, we granted equity-based awards in the form of time-based restricted stock, which vests ratably over three years. The use of restricted stock minimizes the level of dilution from the use of equity incentives. The Committee continues to believe restricted stock is an appropriate form of equity compensation because it serves as a retention incentive for the current management team whose skills and experience are highly sought in the industry. The Committee also believes granting restricted stock aligns the executive officers’ interests with those of stockholders, as the executive officers will realize greater or lesser value based on stock price changes during the vesting period which will parallel those of stockholders over the same time period. On November 14, 2013, the Committee awarded restricted stock to the NEOs with a grant date value comparable to the grant date value of restricted stock awards made in 2012.

Mr. Lavin and Mr. Trenary each received a “sign on” award of restricted shares as negotiated between them and the Company at hire with Mr. Lavin receiving 100,000 restricted shares and Mr. Trenary receiving 40,000 restricted shares effective as of August 20, 2013 and November 14, 2013, respectively.

Beginning in 2012, we added a cash component to the long-term incentive award under the Equity Incentive Plan. For 2013, the average long term target incentive award value for our NEOS was approximately 100% of base salary, weighted equally between the time-based restricted stock and long-term cash performance awards.

The Committee approved long-term cash performance awards tied to our Total Shareholder Return over the three-year performance period from October 1, 2013 through September 30, 2016 relative to the Total Shareholder Return of the Total Shareholder Return Peer Group of eleven companies mutually agreed upon by the Committee and management for the same period. The Total Shareholder Return Peer Group for the 2013 long-term cash performance awards consists of the following companies:

Meritor, Inc.	WABCO Holdings, Inc.
Titan International, Inc.	Modine Manufacturing Co.
EnPro Industries, Inc.	Accuride Corp.
Stoneridge, Inc.	Altra Holdings, Inc.
L.B. Foster Company	Core Molding Technologies, Inc.
Fuel Systems Solutions, Inc.

The Total Shareholder Return Peer Group was established in 2013 specifically for measuring the long-term cash performance awards. The companies in the Total Shareholder Peer Group differs from the Compensation Peer Group developed for purposes of PM&P’s executive compensation study in 2012 in that the Compensation Peer group is broader and includes businesses with a similar industry focus as us and businesses that are viewed as competitors for business, executive talent or investor dollars. The Committee expects to use the Total Shareholder Return Peer Group for future market pay analyses and performance comparisons, subject to potential future modifications as deemed appropriate for the scope of the analysis.

Potential payouts under the cash performance award can range from 0% to 150% of target, based on our relative Total Shareholder Return performance over the three-year performance period relative to the Total Shareholder Return Peer Group, as follows:

Commercial Vehicle Group 3-Year Total Shareholder Return Rank (out of 12 companies)	Percent of Target Award Earned
Top Quartile (rank of 1, 2, or 3)	150%
Second Quartile (rank of 4 through 6)	100%
Third Quartile (rank of 7 through 9)	50%
Bottom Quartile (rank of 10 through 12)	0% (No Payout)

At the time the Total Shareholder Return Peer Group was approved and target awards established in November 2013, Commercial Vehicle Group was in the eleventh position of the twelve company ranking, which is bottom quartile performance. If this relative positioning were to be sustained over the duration of the three-year period, no payment would occur in 2016.

If earned, the cash performance awards awarded in 2013 would be paid in 2016.

The Committee awarded cash performance awards in 2012 which, if earned, would be paid in 2015. Based on interim results for the period from October 1, 2012 to December 31, 2013, Commercial Vehicle Group ranked tenth in terms of Total Shareholder Return, which represented bottom quartile performance. If this relative positioning were to be sustained over the duration of the three-year period, no award payment would occur in 2015.

Total Shareholder Return means the percentage change in value (positive or negative) over the applicable measurement period as measured by dividing (A) the sum of (I) the cumulative value of dividends and other distributions paid on the common stock for the applicable measurement period, assuming the dividends are reinvested in such company’s common stock effective as of the distribution “ex-dividend” date based on the closing price for such company, and (II) the difference (positive or negative) between each such company’s starting stock price and ending stock price, by (B) the starting stock price. Total Shareholder Return calculations are based on average closing stock prices, both for us and for peers, for the twenty trading days leading up to the beginning and end of the performance cycle.

The Committee believes the 2013 cash performance awards are consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation to encourage a long-term view that supports the creation of stockholder value. Under current accounting rules, we are able to true up any accounting expense associated with cash-settled awards tied to market-based performance conditions so that the final expense recognized matches the actual performance outcome.

Conclusion

Fiscal 2013 was a year of significant change for the Company, both in terms of strategic initiatives and senior executive leadership. Due to the leadership transition, year over year comparisons of NEO pay levels are of limited relevance. Our fiscal 2013 financial performance results were below targeted levels, as were NEO pay levels, reflecting our pay for performance philosophy. Our executive compensation program continues to place considerable emphasis on variable compensation, to align NEO pay with our performance and long-term shareholder value creation. The Committee believes the current structure of our executive compensation program is appropriate and aligns with our compensation philosophy and program objectives.

Timing of Equity Grants

We did not grant any stock options or stock appreciation rights during 2013. We do not have a program in place at this time related to the timing and pricing of stock options in coordination with the release of material non-public information.

The Committee approved grants of restricted stock on November 14, 2013. For purposes of accounting, the restricted stock grants were valued at the closing share price that day of $6.94. Our Chief Executive Officer and the other NEOs did not play a role in the Committee’s decision on the timing of the 2013 restricted stock grants. Grants of restricted stock are issued generally at the same time each year with one-third of the shares in each grant vesting on each October 20th following the year of grant until such time as all shares of restricted stock in such grant have vested. Following Committee approval of the grants, our Human Resources and Finance Departments administered the grants made under the Equity Incentive Plan.

Adjustment or Recovery of Awards

We do not maintain any specific plans or policies that provide for the adjustment or recovery of awards if certain performance levels are restated. We will comply with any future regulatory requirements as mandated under the Dodd Frank Act as they become effective.

Risk Assessment

The Committee mitigates risk related to our compensation programs and policies through periodic market benchmarking, capped incentive award opportunities that are tied to multiple metrics measured over multiple timeframes, stock ownership guidelines, anti-hedging policies and oversight by independent, non-employee directors who meet in executive session and utilize independent external compensation advisors. The Committee believes that our compensation philosophy and structure does not create risks that are likely to have a material adverse effect on us.

Consideration of Prior Amounts Realized

The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control Agreements

In connection with their hiring, Mr. Lavin has an employment agreement and Mr. Trenary has a Change-In-Control and Non-Competition Agreement (a “Change-in-Control Agreement”) that provides for severance payments in the event of certain termination of employment both before and following a Change-in-Control of the Company. Mr. Lavin’s employment agreement was executed in August 2013. Mr. Trenary’s Change-in-Control Agreement was executed in January 2014. The Agreements for Messrs. Lavin and Trenary generally provide the following:

•

Termination without “Cause” or by the executive for Good Reason in the absence of a Change-in-Control: Any annual bonus earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual bonus for the calendar year in which the termination occurs; immediate vesting of all outstanding stock options and restricted stock awards; salary continuation severance pay at the base salary rate for an additional twenty four months for Mr. Lavin and an additional twelve months for Mr. Trenary.

•

Termination without “Cause” or by the executive for “Good Reason” within 13 months of a Change-in-Control: Any annual bonus earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual bonus for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any bonus, incentive compensation, or any other fringe benefit to which the executive is entitled under the Agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to two times, in the case of Mr. Lavin, and one times, in the case of Mr. Trenary, the sum of the executive’s base salary plus the average annual bonus received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and immediate vesting of all outstanding stock options and restricted stock awards.

•	Non-compete and non-solicitation provisions that continue for 24 months in the case of Mr. Lavin and for 12 months in the case of Mr. Trenary, in each case following termination of employment.

•	The agreements do not provide for any excise tax gross up payments.

In light of the Change-In-Control protections offered at hire for Mr. Lavin and Mr. Trenary, the Committee deemed it prudent to afford similar change-in-control protection to the other NEOs and key officers. Accordingly, in March 2014 the Committee approved change-in-control protections for Messrs. Frailey, Miller and Haatanen, subject to the execution of change-in control & non-competition agreements in the second quarter of 2014. Mr. Frailey’s 2014 agreement will replace his original change-in-control agreement executed in May 2007. The change-in-control agreements are expected to generally provide the following:

•

Termination without “Cause” in the absence of Change-in-Control: Continued payment of base salary in accordance with CVG’s payroll practices in effect at the time of the employment separation for 12 months following such termination.

•

Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to one times the sum of the executive’s base salary, plus the average annual bonus received over the last three fiscal years, (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 12-month period.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•

Mr. Frailey’s original 2007 agreement included an excise tax gross-up provision but his agreement executed in 2014 (which supersedes and replaces his 2007 agreement), and the agreements executed with Mr. Haatanen and Mr. Miller in 2014 do not provide for any excise tax gross up payments.

Severance payments under these agreements will end immediately if the executive is in violation of any of his obligations under his agreement or if we learn of any facts about the executive’s job performance or conduct that would have given us cause to terminate his employment. Payments under the Change-in-Control Agreements, and Mr. Lavin’s employment agreement, are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

As defined in the Change-in-Control Agreements and Mr. Lavin’s employment agreement,

“Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the Change-in-Control Agreement; (6) violation of code of business ethics; or (7) a felony or certain misdemeanors.

“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a Change-in-Control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.

“Change-in-Control” means (1) change in more than 50% of beneficial ownership of CVG; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over a two-year period; or (4) sale of substantially all of our assets.

The amounts that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the NEOs primarily in the context of potential corporate transactions. The Committee also believes, based on their own experiences, that the provisions of the Change-in-Control Agreements and Mr. Lavin’s employment agreement are comparable to standard provisions of such agreements for executive officers in the competitive market.

Post-Termination Payments for NEOs who left during 2013

Mr. Dunn

Under the terms of Mr. Dunn’s retirement agreement, he received the following consideration in exchange for continuing in his role as President and Chief Executive Officer until his successor was appointed:

•

On the retirement date, all of Mr. Dunn’s outstanding restricted shares that would have vested in the fourth quarter of 2013 (60,837 shares) became fully vested and his remaining 54,776 shares of unvested restricted stock expired.

•	Subject to Mr. Dunn’s compliance with the Retirement Agreement, the Company paid Mr. Dunn a total of $1,544,690.50 in accordance with the following schedule:

•	An amount equal to his monthly base salary of $59,040 for a period of 24 months following the retirement date.

•	An amount equal to $127,730.50 paid in a lump sum within 30 days following the retirement date.

•	Reimbursement of premiums associated with COBRA coverage for a period of 18 months following the retirement date.

•	Payment of the entire vested balance of Mr. Dunn’s deferred compensation plan.

•	Reimbursement of $5,000 per month to cover the cost of a full service executive office suite for up to 12 months following the retirement date.

In the retirement agreement, Mr. Dunn agreed to certain non-compete, non-solicitation and non-disparagement covenants, and agreed to cooperate with the Company in support of its business interests on any matter arising out of his employment and to facilitate an orderly transition of his job duties to his successor.

Mr. Armstrong

In connection with his separation in August 2013, Mr. Armstrong received twelve months of severance and vesting of 49,416 shares of restricted stock. Mr. Armstrong’s twelve months of severance equaled $365,981, of which $112,609.52 was paid through payroll continuation in calendar year 2013. In the separation agreement, Mr. Armstrong agreed to certain non-disparagement covenants, and agreed to cooperate with the Company in support of its business interests on any matter arising out of his employment and to facilitate an orderly transition of his job duties to a successor employee. Mr. Armstrong also agreed to certain confidentiality, noncompetition and non-solicitation covenants. In the Separation Agreement, Mr. Armstrong released and waived any and all claims against the Company and its representatives which may exist or have arisen up to and including the date of the Separation Agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment.

Mr. Utrup

On September 18, 2013, Chad Utrup announced his resignation as Chief Financial Officer as of November 1, 2013 to pursue an outside opportunity. In connection with his resignation, we accelerated the vesting of 27,511 shares of restricted stock in exchange for his assistance with an orderly transition of his responsibilities.

Retirement Plans

We sponsor a number of tax-qualified employee savings and retirement plans, (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan, eligible employees, including all of the NEOs, may currently elect to contribute between 1% and 6% of their annual compensation and may receive a Company matching contribution of up to 50% of the employee contribution. The Company match is discretionary and the employee contributions and the Company match are subject to certain statutory limitations. The matching amounts received by the NEOs in 2013 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan represent the only sources of retirement income provided by us for the NEOs other than Mr. Boyd who was a participant in two pension plans during 2012. These plans include the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”), which was frozen as of March 31, 2006. The Mayflower Plan is a defined-benefit plan from which Mr. Boyd began collecting benefits following his retirement in September 2013. Such payments will be made based on compensation and years of service.

In addition, Mr. Boyd enrolled in the KAB Seating 2003 Group Personal Pension Plan (the “KAB Seating Plan”) on April 1, 2006. The KAB Seating Plan is a defined-contribution plan from which Mr. Boyd began collecting benefits following his retirement in September 2013.

Detailed present value amounts under each of the above named pension plans in which Mr. Boyd participates are set forth below in the “Pension Benefits Table,” with changes in year-end lump sum values carried forward to the “Summary Compensation Table.”

Deferred Compensation Plan

We implemented the Deferred Compensation Plan (the “Deferred Plan”) in 2006 for certain executive officers and employees primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible bonus as well as amounts equal to any refund they receive from the tax-qualified 401(k) Plan due to discrimination testing. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. We match deferrals at the rate of 50% on the first 6% of the participant’s total cash compensation. Our match vests based on years of service with 33% vesting after one year, 66% after two years and 100% after three years. Distributions may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution events are termination of employment, disability, death, unforeseeable emergency or a change-in-control.

Stock Ownership Guidelines and Hedging Policies

The Board adopted stock ownership guidelines, which require executive officers and directors to hold shares of common stock with a value equal to: (a) three times annual base salary for the Chief Executive Officer; (b) two times annual base salary for the Chief Financial Officer and all other executive officers; (c) one times annual base salary for other key management employees as designated by the Chief Executive Officer and (d) three times annual retainer for all members of the Board. These guidelines were phased in over a three-year period, which commenced on March 7, 2011 and compliance is calculated annually, as of the last trading day of each fiscal year, commencing the earlier of (i) the last trading day of fiscal 2013 or (ii) the last trading day in the third year after a person becomes a Covered Person. As of March 2014, all of our NEOs and non-employee directors with at least three years’ of covered service have met the stock ownership requirements, and all other participants are making progress towards meeting the guidelines within the designated three year timeframe from becoming a Covered Person.

We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from us to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. This policy is posted on our website at www.cvgrp.com.

Impact of Tax and Accounting Considerations

In general, the Committee takes into account the various tax and accounting implications of the components of our compensation program.

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to our Chief Executive Officer and each of the three other most highly compensated executive officers (other than our Chief Financial Officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

The Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration and not the sole governing factor. For that reason, the Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation associated with exercising of the 2004 stock options issued is excluded from the limitation under Section 162(m) since these options were issued pursuant to a compensation plan that existed prior to CVG being publicly held. For 2013, CVG did not receive a tax deduction for compensation amounts that totaled more than $1 million per NEO employed at year end.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2013 Annual Report on Form 10-K and this Proxy Statement.

Scott Arves (Chairman)

Robert C. Griffin

S.A. Johnson

The following table summarizes the compensation of the NEOs for the years ending December 31, 2013, 2012 and 2011. The NEOs are the Company’s current chief executive officer, current chief financial officer, three other most highly compensated current officers, former chief executive officer, former chief financial officer, and two other highly compensated former officers in the table below:

2013 Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
							Deferred
					Stock	Incentive Plan	Compensation	All Other
		Salary		Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(2)		($)	($)(3)	($)(4)	($)(5)	($)	($)
Richard P. Lavin(1)	2013	432,692		—	707,000	58,500	—	50,457	1,248,649
President and Chief
Executive Officer
C. Timothy Trenary(1)	2013	89,904		—	277,600	13,163	—	3,678	384,345
Chief Financial Officer
Kevin R.L. Frailey	2013	319,140		—	166,031	37,339	29,184	41,044	592,738
President Global	2012	319,140		—	166,028	174,404	5,075	45,808	710,455
Construction, Agriculture &	2011	285,000		—	332,061	336,656	—	54,989	1,008,706
Military
Patrick E. Miller(1)	2013	293,390		—	166,000	35,100	7,665	23,469	525,624
President Global Truck & Bus
Timo O. Haatanen(1)	2013	217,308		—	130,000	23,400	—	6,519	377,227
President Aftermarket
& Structures
Mervin Dunn	2013	1,523,330	(7)	—	—	—	13,709	131,436	1,668,475
Former President and	2012	708,479		—	383,190	459,094	7,508	200,938	1,759,209
Chief Executive Officer	2011	675,000		—	766,383	1,139,063	—	164,139	2,744,585
Chad M. Utrup	2013	322,218		—	—	—	29,011	50,459	401,688
Former Chief Financial	2012	372,341		—	192,458	213,731	4,336	56,661	839,527
Officer	2011	350,000		—	384,915	492,188	—	72,753	1,299,856
Gerald L. Armstrong	2013	365,981	(8)	—	—	—	6,049	25,540	397,570
Former President, North &	2012	365,981		—	166,028	217,393	4,586	45,008	798,996
South American Markets	2011	346,091		—	332,061	486,690	—	50,243	1,215,085
W. Gordon Boyd(6)	2013	299,124		—	—	—	283,988	10,040	593,152
Former President, Indian	2012	454,500		—	166,028	111,589	56,884	28,149	817,150
& Australian Markets	2011	454,500		—	332,061	340,875	58,673	12,978	1,199,087

(1)	Messrs. Lavin, Trenary, Miller and Haatanen were NEOs in 2013. They were not NEOs in 2012 and 2011.

(2)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Commercial Vehicle Group, Inc. Deferred Compensation Plan. Amounts shown for Messrs. Dunn and Armstrong reflect wages and severance dollars paid in 2013.

(3)	Amounts shown for 2013 represent the aggregate value of the restricted stock based on the closing price of $6.94 on the grant, date, except for Mr. Lavin, whose grant date closing price was $7.07. Amounts shown for 2012 represent the aggregate value of the restricted stock based on the closing price of $7.85 on the grant date. Amounts shown for 2011 represent the aggregate value of the restricted stock based on the closing price of $11.49 on the grant date.

(4)	Amounts shown for 2013 represent incentive payments made in 2014 under the Commercial Vehicle Group 2013 Bonus Plan. The 2013 Plan Year awards were paid to the NEOs in equivalent restricted shares that will vest ratably over three years beginning in October 2014. Amounts shown for 2012 represent incentive payments made in 2013 under the Commercial Vehicle Group 2012 Bonus Plan. Amounts shown for 2011 represent incentive payments made in 2012 under the Commercial Vehicle Group 2011 Bonus Plan.

(5)	Represents above-market earnings in the Deferred Compensation Plan for Messrs. Dunn, Armstrong, and Frailey for 2013; and for Messrs. Dunn, Utrup, Armstrong, Boyd and Frailey for 2012. See the “2013 Deferred Compensation Table” below. Represents an estimate of the increase in actuarial present value of the accrued benefits payable to Mr. Boyd under two pension programs. See the “2013 Pension Benefits Table” below.

(6)	Amounts paid to Mr. Boyd for 2013 have been translated into U.S. Dollars at a rate of $1.541 = £1.00, the average exchange rate during the period of Mr. Boyd’s employment in 2013. Amounts paid to Mr. Boyd for 2012 were paid in U.S. dollars. Amounts paid to Mr. Boyd in the first quarter of 2011 have been translated into U.S. dollars at a rate of $1.6018 = £1.00, the average exchange rate during the first quarter of 2011. All other amounts paid to Mr. Boyd for 2011 were paid in U.S. dollars.

(7)	With Mr. Dunn’s retirement in 2013, he was paid a salary in the amount of $313,365.69, and severance in the amount of $1,209,964.35.

(8)	With Mr. Armstrong’s separation in 2013, he was paid a salary in the amount of $253,371.60, and severance in the amount of $112,609.52.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the NEOs in 2013:

2013 All Other Compensation Table

		Company
		Contributions
		to Deferred
		Compensation	Executive
	Health	and 401(k)	Plane
	Benefits	Plans	Usage
Name	($)(1)	($)(2)	($)(3)	Total ($)
Richard P. Lavin	10,955	7,650	31,852	50,457
C. Timothy Trenary	—	3,678	—	3,678
Kevin R.L. Frailey	18,390	22,654	—	41,044
Patrick E. Miller	9,567	13,902	—	23,469
Timo O. Haatanen	—	6,519	—	6,519
Mervin Dunn	116,760	7,650	7,026	131,436
Chad M. Utrup	9,355	25,232	15,872	50,459
Gerald L. Armstrong	10,676	14,864	—	25,540
W. Gordon Boyd	10,040	—	—	10,040

(1)

Insurance premiums include executive life insurance, health-related reimbursements and health-related fees paid by us. The amount for Mr. Lavin reflects $10,955 in life insurance premiums. The amount for Mr. Frailey reflects $1,581 in life insurance premiums, $4,844 in health-related reimbursements and $484 in health-related fees. The amount for Mr. Miller reflects $8,653 in health-related reimbursements and $865 in health related fees. The amount for Mr. Dunn reflects $6,760 in life insurance premiums, $100,000 in health-related reimbursements and $10,000 in health-related fees. Amount for Mr. Utrup reflects $1,350 in life insurance premiums, $7,277 in health-related reimbursements and $728 in health-related fees. Amount for Mr. Armstrong reflects $1,170 in life insurance premiums, $8,642 in health-related reimbursements and $864 in health-related fees. The amount for Mr. Boyd reflects health premiums paid in the UK, translated to U.S.

dollars using the average exchange rate of $1.541 to £1.00 during the period of his employment in 2013. Beginning in 2014, the Compensation Committee eliminated the executive medical reimbursement program.

(2)	Represents our contribution equal to 50% on the first 6% of the participant’s contribution relating to our Deferred Compensation Plan and 401(k) Plans.

(3)	We calculate the estimated incremental cost to us for personal use of our plane based on the amount reported as income to the executive for income tax reporting purposes. The estimated cost of personal aircraft usage by the named executive officers is determined in accordance with federal tax regulations. The incremental cost to us is determined by compiling the total cost of operating the aircraft. In addition to fixed costs, the total cost of operating the aircraft includes variable expenses such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. Beginning in 2010, the Compensation Committee eliminated all associated tax gross-ups for personal plane usage.

The following table provides information regarding estimated possible payouts under the Commercial Vehicle Group 2013 Bonus Plan and the cash performance awards and restricted stock awards granted under the Equity Plan in 2013:

2013 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Richard P. Lavin	N/A(1)	187,500	750,000	1,500,000	—	—
	11/14/2013	—	—	—	—	—
	8/20/2013	—	—	—	100,000	707,000
C Timothy Trenary	N/A(1)	79,688	318,750	637,500	—	—
	11/14/2013	52,500	105,000	157,500
	11/14/2013	—	—	—	40,000	277,600
Kevin R.L. Frailey	N/A(1)	59,839	239,355	478,710	—	—
	11/14/2013	83,016	166,031	249,047	—	—
	11/14/2013	—	—	—	23,924	166,031
Patrick E. Miller	N/A(1)	56,250	225,000	450,000	—	—
	11/14/2013	83,000	166,000	249,000	—	—
	11/14/2013	—	—	—	23,919	166,000
Timo O. Haatanen	N/A(1)	37,500	150,000	300,000	—	—
	11/14/2013	65,000	130,000	195,000	—	—
	11/14/2013	—	—	—	18,732	130,000
Mervin Dunn	N/A(5)	—	—	—	—	—
	11/14/2013	—	—	—	—	—
	11/14/2013	—	—	—	—	—
Chad M. Utrup	N/A(6)	68,614	279,256	558,512	—	—
	11/14/2013	—	—	—	—	—
	11/14/2013	—	—	—	—	—
Gerald L. Armstrong	N/A(6)	68,621	274,486	548,972	—	—
	11/14/2013	—	—	—	—	—
	11/14/2013	—	—	—	—	—
W. Gordon Boyd	N/A(6)	56,813	227,250	454,500	—	—
	11/14/2013	—	—	—	—	—
	11/14/2013	—	—	—	—	—

(1)	N/A refers to the lack of grant date for the annual incentive opportunity. See “Compensation Discussion and Analysis — Annual Incentive Compensation” for a description of the Commercial Vehicle Group 2013 Bonus Plan. These amounts represent potential payouts under the 2013 Bonus Plan. Actual awards can be found in the “Summary Compensation Table” under the column titled “Incentive Plan Compensation.” Award opportunities to Mr. Lavin and Mr. Trenary are represented as annualized target opportunities; actual 2013 award calculations were pro-rated based on their hire date.

(2)	Please see “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the cash performance awards. These amounts represent potential payouts under the cash performance awards granted on November 14, 2013 under the Equity Plan. These awards will be earned and payable following the end of the three-year performance period ending on September 30, 2016.

(3)	Represents the restricted stock awarded on November 14, 2013 under the Equity Plan, other than for Mr. Lavin, who was awarded restricted stock on August 20, 2013. The shares vest ratably each October 20 over three years, beginning October 20, 2014.

(4)	Represents the aggregate value of the restricted stock based on the closing price of $6.94 on the grant date of November 14, 2013, other than the award to Mr. Lavin, which reflects the closing price of $7.07 on August 20, 2013.

(5)	Mr. Dunn retired in 2013. As such he did not have a potential payout target in 2013.

(6)	For Messrs. Utrup, Armstrong, and Boyd, a potential payout target was established in 2013; however due to their separation from the Company in 2013, they did not receive any payouts.

The following table shows the number of shares covered by exercisable and unexercisable stock options held by the NEOs on December 31, 2013:

2013 Outstanding Equity Awards at Fiscal Year-End Table

Option Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Note	Exercisable	Unexercisable
Richard P. Lavin		—	—	—	—	—
C. Timothy Trenary		—	—	—	—	—
Kevin R.L. Frailey		—	—	—	—	—
Patrick E. Miller		—	—	—	—	—
Timo O. Haatanen		—	—	—	—	—
Mervin Dunn		—	—	—	—	—
Chad M. Utrup		60,000	—	—	15.84	1/30/2014	(1)
Gerald L. Armstrong		—	—	—	—	—
W. Gordon Boyd		—	—	—	—	—

(1)	Stock Options granted in October 2004 pursuant to the Equity Plan.

The following table shows the number of shares covered by unvested restricted stock held by the NEOs on December 31, 2013:

	Stock Awards
Name	Note		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard P. Lavin	(1)		—	—	—	—
	(2)		—	—	—	—
	(3)		100,000	727,000	—	—
C. Timothy Trenary	(1)		—	—	—	—
	(2)		—	—	—	—
	(3)		40,000	290,800	—	—
Kevin R.L. Frailey	(1)		9,633	70,032	—	—
	(2)		14,100	102,507	—	—
	(3)		23,924	173,927	—	—
Patrick E. Miller	(1)		—	—	—	—
	(2)		—	—	—	—
	(3	)(5)	23,919	173,891	—	—
Timo O. Haatanen	(1)		—	—	—	—
	(2)		—	—	—	—
	(3	)(5)	18,732	136,182	—	—
Mervin Dunn	(1)		—	—	—	—
	(2)		—	—	—	—
	(3)		—	—	—	—
Chad M. Utrup	(1)		—	—	—	—
	(2)		—	—	—	—
	(3)		—	—	—	—
Gerald L. Armstrong	(1)		—	—	—	—
	(2)		—	—	—	—
	(3)		—	—	—	—
W. Gordon Boyd	(1)		—	—	—	—
	(2)		—	—	—	—
	(3)		—	—	—	—

(1)	Restricted stock granted in November 2011 which vests on October 20, 2014.

(2)	Restricted stock granted in November 2012, which vests in two equal installments on October 20, 2014 and 2015.

(3)	Restricted stock granted in November 2013, and for Mr. Lavin granted in August 2013, which vests in three equal installments on October 20, 2014, 2015 and 2016.

(4)	Calculated using the closing stock price of $7.27 on December 31, 2013.

(5)	Only reflects grants in 2013, the year he became an NEO.

The following table shows the number of shares of common stock acquired by the NEOs upon the exercise of options and the vesting of restricted stock during 2013:

2013 Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
	Acquired on Exercise	on Exercise		Acquired on Vesting	on Vesting
Name	(#)	($)		(#)	($)(1)
Richard P. Lavin	—	—		—	—
C. Timothy Trenary	—	—		—	—
Kevin R.L. Frailey	—	—		25,683	218,306	(1)
Patrick E. Miller	—	—		19,655	167,068	(1)
Timo O. Haatanen	—	—		4,343	36,916	(1)
Mervin Dunn	—	—		60,837	478,179	(2)
Chad M. Utrup	—	—		58,516	497,386	(1)
Gerald L. Armstrong	6,793	19,496	(3)	49,416	346,406	(4)
W. Gordon Boyd	—	—		49,416	363,702	(5)

(1)	Calculated using the closing stock price of $8.50 on October 18, 2013.

(2)	Calculated using the closing stock price of $7.86 on May 31, 2013, Mervin Dunn’s retirement date.

(3)	Calculated using the difference between the closing stock price of $8.41 on September 17, 2013; and the strike price of $5.54.

(4)	Calculated using the closing stock price of $7.01 on August 30, 2013, Gerald L. Armstrong’s retirement date.

(5)	Calculated using the closing stock price of $7.36 on September 3, 2013, W. Gordon Boyd’s retirement date.

The table below quantifies the benefits expected to be paid to Mr. Boyd from the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”) and the KAB Seating 2003 Group Personal Pension Plan (“KAB Seating Plan”). No other NEO receives a pension benefit.

2013 Pension Benefits Table

		Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
W. Gordon Boyd	Mayflower Plan	1.70	80,922	—
	KAB Seating 2003 Group	N/A	283,988	—
	Personal Pension Plan(1)

(1)	Amounts for this plan were calculated using an exchange rate of $1.541 to £1.00, the average exchange rate during the period of Mr. Boyd’s employment between January 1, 2013 and September 1, 2013. Mr. Boyd transferred his balance out of Scott Life in October 2013 following his retirement from CVG.

The Mayflower Plan was frozen on March 31, 2006 for new participants and future benefit accruals. Mr. Boyd had met the conditions of eligibility of one year of service and attaining age 21. The vesting requirement is five years of service. Mr. Boyd became 100% vested in the benefit when the Mayflower Plan was frozen on March 31, 2006 even though he did not yet meet the vesting requirement, per federal regulations.

Mr. Boyd’s monthly retirement benefit is based on his frozen accrued benefit. The retirement benefit formula is equal to the sum of:

1.	1.25% of the participant’s average monthly compensation up to $833.33, multiplied by the participant’s total number of periods of service; plus

2.	1.75% of such average monthly compensation in excess of $833.33;

3.	Multiplied by the participant’s total number of periods of service, computed to the nearest cent.

Periods of service are calculated to the nearest 1/10th of a year and shall not exceed 30 years. Normal retirement date is the first of the month after the participant turns age 65. A participant may elect an early retirement but the benefit will be actuarially reduced. The retirement benefit calculated above is converted to a current present value for the purposes of the Pension Benefit Table.

We make annual contributions to the Mayflower Plan to fund the cost as required by federal regulations. We are required to make certain actuarial assumptions to calculate the obligations and expenses of the Mayflower Plan, including assumptions on the discount rate and expected long-term rate of return on plan assets. The assumptions are summarized in Note 15 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The assumptions are determined based on current market conditions, historical information and consultation with and input from our actuaries.

Mr. Boyd joined the KAB Seating Plan on April 1, 2006. Mr. Boyd contributed 4% of his monthly salary into this plan and this amount was matched, up to 4% by us through his retirement on September 1, 2013. There are no vesting requirements in this plan. Normal retirement age for this plan is at age 65.

The table below shows the executive contributions, Company matching contributions, earnings and account balances for the NEOs in the Commercial Vehicle Group, Inc. Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. Under the plan, the Company matches 50% of the first six percent of both salary and earned bonus. Please refer to “Retirement Payments” in the “Compensation Discussion and Analysis” for a detailed description of the Deferred Plan.

2013 Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Richard P. Lavin(1)	—	—	—	—	—
C. Timothy Trenary(1)	—	—	—	—	—
Kevin R.L. Frailey(2)	39,524	15,004	121,548	—	576,999
Patrick E. Miller(3)	17,603	8,802	46,709	20,655	287,775
Timo O. Haatanen(1)	—	—	—	—	—
Mervin Dunn(4)	—	—	107,017	(742,209)	—
Chad M. Utrup(5)	42,746	17,582	105,840	—	461,708
Gerald L. Armstrong(6)	36,372	8,312	48,353	—	366,027
W. Gordon Boyd(7)	—	—	4,841	—	45,589

(1)	Messrs. Lavin, Trenary and Haatanen elected not to participate in the program in 2013.

(2)	Mr. Frailey elected to defer 6%, $10,464, of his bonus earned in 2012 and paid in 2013 and 6%, $29,060, of his other eligible compensation for 2013. Registrant contributions of $15,004 were reported as other compensation in the Summary Compensation Table for 2013. Of the aggregate balance at last fiscal year-end, registrant contributions of $19,918 was reported as other compensation in the Summary Compensation Table for 2012 and registrant contributions of $16,068 was reported as other compensation in the Summary Compensation Table of 2011.

(3)	Mr. Miller elected to defer 6%, and 17,603, of his eligible compensation for 2013. Registrant contributions of &8,802 were reported as other compensation in the Summary Compensation Table for 2013.

(4)	Mr. Dunn elected not to participate in the program in 2013. Of the aggregate balance at last fiscal year-end, registrant contributions of $0 was reported as other compensation in the Summary Compensation Table for 2012 and registrant contributions of $49,800 was reported as other compensation in the Summary Compensation Table for 2011.

(5)	Mr. Utrup elected to defer 20%, $42,746, of his bonus earned in 2012 and paid in 2013. Registrant contributions of $17,582 were reported as other compensation in the Summary Compensation Table for

2013. Of the aggregate balance at last fiscal year-end, registrant contributions of $25,936 was reported as other compensation in the Summary Compensation Table for 2012 and registrant contributions of $20,550 was reported as other compensation in the Summary Compensation Table for 2011.

(6)	Mr. Armstrong elected to defer 10%, $36,372, of his eligible compensation for 2013. Registrant contributions of $17,582 were reported as other compensation in the Summary Compensation Table for 2013. Of the aggregate balance at last fiscal year-end, registrant contributions of $25,729 was reported as other compensation in the Summary Compensation Table for 2012 and registrant contributions of $10,851 was reported as other compensation in the Summary Compensation table for 2011.

(7)	Mr. Boyd elected not to participate in the program in 2013. Of the aggregate balance at last fiscal year-end registrant contributions of $13,111 was reported as other compensation in the Summary Compensation Table for 2012.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2013, and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.

Potential Payments Upon Termination or Change-in-Control Table

Executive	Voluntary Termination or Involuntary for Cause Termination(10)	Early/Normal Retirement or Death or Disability	Involuntary not for Cause Termination	Change-in-Control	Change-in-Control and Termination Within Thirteen Months
Richard P. Lavin
Severance Payments(1)(2)	$—	$58,500	$1,558,500	$—	$58,500
Salary Termination Benefit(3)	—	—	—	—	2,250,000
Executive Incentives(4)	—	—	—	—	21,910
Restricted Stock(5)	—	727,000	727,000	—	727,000
Cash Performance Award(6)	—	—	—	—	—
Benefit Continuation(7)	—	—	—	—	35,582
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$785,500	$2,285,500	$—	$3,142,992
C. Timothy Trenary
Severance Payments(1)(2)	$—	$13,162	$438,162	$—	$13,162
Salary Termination Benefit(3)	—	—	—	—	743,750
Executive Incentives(4)	—	—	—	—	—
Restricted Stock(5)	—	290,800	290,800	—	290,800
Cash Performance Award(6)	—	—	—	—	—
Benefit Continuation(7)	—	—	—	—	19,291
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$303,962	$728,962	$—	$1,117,003
Kevin R.L. Frailey
Severance Payments(1)(2)	$—	$—	$319,140	$—	$37,340
Salary Termination Benefit(3)	—	—	—	—	567,827
Executive Incentives(4)	—	—	—	—	18,390
Restricted Stock(5)	—	346,466	—	—	346,466
Cash Performance Award(6)	—	—	—	—	—
Benefit Continuation (7)	—	—	—	—	19,291
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$346,466	$319,140	$—	$1,039,314
Patrick E. Miller
Severance Payments(1)(2)	$—	$—	$300,000	$—	$35,100
Salary Termination Benefit(3)	—	—	—	—	506,933
Executive Incentives(4)	—	—	—	—	9,518
Restricted Stock(5)	—	308,226	—	—	308,226
Cash Performance Award(6)	—	—	—	—	—
Benefit Continuation(7)	—	—	—	—	19,291
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$308,226	$300,000	$—	$929,068
Timo O. Haatanen
Severance Payments(1)(2)	$—	$—	$250,000	$—	$23,400
Salary Termination Benefit(3)	—	—	—	—	400,000
Executive Incentives(4)	—	—	—	—	—
Restricted Stock(5)	—	199,314	—	—	199,314
Cash Performance Award(6)	—	—	—	—	—
Benefit Continuation(7)	—	—	—	—	19,291
Legal Counsel Representation(8)	—	—	—	—	50,000

Totals(9)	$—	$199,314	$250,000	$—	$629,005

(1)	In the case of Mr. Lavin, represents base salary for an additional 24 months, plus any annual incentive earned in the prior year but not yet paid, if Mr. Lavin’s employment is terminated without “Cause.” In the case of Mr. Trenary, represents base salary for an additional 24 months, plus any annual incentive award earned in the prior year but not yet paid, if Mr. Trenary’s employment is terminated without “Cause.” In the case of Messrs. Frailey, Miller and Haatanen, represents base salary for an additional 12 months if their employment is terminated without “Cause.”

(2)	In the event of a Change-in-Control and termination within thirteen months, the named executive officers are entitled to the earned but unpaid portion of incentive compensation under the 2013 Bonus Plan. The unpaid earned compensation is payable within 15 days after termination of employment, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with his Change-in-Control Agreement.

(3)	In the event of a Change-in-Control and termination within thirteen months, the salary termination benefit for Mr. Lavin is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Trenary, Frailey, Miller and Haatanen, the salary termination benefit is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with his Change-in-Control Agreement.

(4)	Executive incentives for Mr. Lavin are equal to two times the amount of medical, financial and insurance coverage credited to him for 2013. Executive incentives for Messrs. Trenary, Frailey, Miller and Haatanen are equal to the amount of medical, financial and insurance coverage credited to them for 2013.

(5)	The payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2013, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2013 by the closing market price of our common stock on December 31, 2013.

(6)	In the event of a Change in Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the Plan and/or imposed by the Committee. The amounts presented represent the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, calculated through December 31, 2013. As of December 31, 2013 Commercial Vehicle Group was in the bottom quartile which results in no payout.

(7)	Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Lavin and 12 months for Messrs. Trenary, Frailey, Miller and Haatanen. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2013 and is valued at the premiums in effect on January 1, 2014.

(8)	Represents maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

(9)	In addition to these benefits, Messrs. Lavin, Trenary, Frailey, Miller and Haatanen would be entitled to the vested portion of their account balance under the Deferred Plan in the event of their termination of employment, death, disability or a Change-in-Control. See “2013 Deferred Compensation Table.”

The Company is obligated to pay the following pursuant to the NEOs’ Change-in-Control Agreements:

Terminations due to death, disability, for “Cause” or voluntary termination — the NEO will receive the earned but unpaid portion of the base salary through the termination date.

For terminations by the Company without “Cause” prior to a Change-in-Control — the NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with our payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Lavin and 12 months for Messrs. Trenary, Frailey, Miller and Haatanen. Mr. Lavin and Mr. Trenary would also receive the value of unvested restricted stock as of December 31, 2013, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2013 by the closing market price of our common stock on December 31, 2013.

For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control — The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but untaken vacation and the amount of any earned but unpaid bonus, incentive compensation or other fringe benefit through the date of termination. Mr. Lavin receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years. Mr. Lavin also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Trenary, Frailey, Miller and Haatanen is equal to one times the amount of their current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without “Cause” or for “Good Reason” within 12 months of a Change-in-Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.

Change-in-Control — Under the 2013 cash performance awards, in the event of a Change-in-Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the Equity Plan and/or imposed by the Committee.

Non-competition and non-solicitation provisions — pursuant to his Change-in-Control Agreement, Mr. Lavin has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to their Change-in-Control Agreements, each of Mr. Trenary, Frailey, Miller and Haatanen has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 12 month period thereafter.

(10)	This Table does not include actual post termination payments to NEOs who left during 2013, which are disclosed elsewhere in this document.

Terms of Employment for Executive Officers

Each of our NEOs is generally entitled to participate in the following Company benefit programs: participation in management performance bonus plan; vacation in accordance with Company policy; ten paid holidays per year; hospital/surgical/medical insurance; dental and vision insurance; group life insurance and short-term disability and long-term disability coverage; participation in Company 401(k) Savings Plan; participation in Deferred Compensation Plan; relocation package in connection with the start of employment; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement. Mr. Boyd was also entitled to medical coverage in the United Kingdom under the KAB Seating policy, participation in the KAB Seating pension plan, life insurance policy and tax filing assistance through his retirement in September.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors and NEOs. These indemnification agreements require us, among other things, to indemnify our directors and NEOs for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or NEO in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director or NEO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and NEOs.

Director Compensation

Effective January 1, 2013, the Compensation Committee increased the annual retainer paid to our non-employee directors to $60,000 and an additional annual retainer to our Chairman of $60,000. The Compensation Committee also increased the annual chair fees paid to the Audit Committee Chair to $15,000, the Compensation Committee Chair to $10,000 and the Nominating & Corporate Governance Committee Chair to $7,500. We also compensate our non-employee directors through grants of restricted stock and in November 2013, we granted 9,366 shares of restricted stock to each of Messrs. Arves, Bovee, Griffin, Johnson, Siemer and Snell. Beginning in 2013, the target grant date value of annual restricted stock grants to non-employee directors was increased to $65,000. All restricted stock grants vest in three equal installments beginning on October 20 of the year following their grant date and continuing for the subsequent two years. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.

The table below describes the compensation paid to non-employee directors in 2013. Mr. Lavin, a director and our President and Chief Executive Officer, receives no compensation for serving on our Board. Mr. Dunn, a former director and our former President and Chief Executive Officer, received no compensation for serving on our Board.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard A. Snell	115,000	65,000	—	—	—	—	180,000
Scott C. Arves	67,813	65,000	—	—	—	—	132,813
David R. Bovee	60,938	65,000	—	—	—	—	125,938
Robert C. Griffin	75,000	65,000	—	—	—	—	140,000
S.A. Johnson	68,750	65,000	—	—	—	—	133,750
John W. Kessler(3)	22,500	—	—	—	—	—	22,500
Arnold B. Siemer(4)	60,000	65,000	—	—	—	—	125,000

(1)	Represents the aggregate value of the restricted stock based on the closing price of $6.94 on the grant date.

(2)	The aggregate number of shares of unvested restricted stock held by each of our non-employee directors as of December 31, 2013 was 16,435, with the exception of Mr. Siemer who had 14,635 shares of unvested restricted stock.

(3)	Mr. Kessler resigned from the Board of Directors, effective May 16, 2013.

(4)	Mr. Siemer resigned from the Board of Directors, effective February 5, 2014.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Options to purchase shares of our common stock have been granted to certain of our executives and key employees under our Equity Plan and our 2004 Management Stock Option Plan. The following table summarizes the number of stock options granted, net of forfeitures and exercises, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 31, 2013:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
Equity Plan	206,351	(1)	$15.84	625,052
Management Stock Option Plan	—		$—	—
Equity compensation plans not approved by stockholders	—		—	—

Total	206,351		$15.84	625,052

(1)	Includes stock options granted under our Equity Plan. Does not include 3,735,495 shares of restricted stock granted under our Equity Plan, of which 855,240 shares had not vested as of December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, these transactions are generally reviewed and approved by the Board. Under the NASDAQ marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board. In accordance with the charter of the Audit Committee, the Audit Committee must review and approve all related party transactions. Our Code of Ethics provides that no director or executive officer may represent the interests of any party other than us (including personal interests) in any material transaction in which we and another party are involved.

Registration Agreement

Certain of our existing stockholders are party to a registration agreement. This agreement confers upon the parties thereto, who hold the majority of such stockholders’ shares of our common stock, the right to request up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense.

In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration, subject to certain limitations. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and provides that we will pay all expenses related to such piggyback registrations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except that due to oversight, two Form 4s were not timely filed by Mr. Haatanen with respect to 1) the sale of 713 shares on November 15, 2013; and 2) the sale of 1,722 shares on November 27, 2013.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.

The Audit Committee is composed of three directors appointed by the Board, all of whom are independent under applicable NASDAQ marketplace rules. The Audit Committee operates under a written charter adopted by the Board in August 2004 and amended in 2011, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee recommends to the Board the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with each of management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board.

In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2013 fiscal year, the Audit Committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Scott C. Arves

David R. Bovee

Robert C. Griffin (Chairman)

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2015 annual meeting of stockholders must be received by us on or before the close of business December 12, 2014. Such proposals should be submitted by certified mail, return receipt requested.

The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our General Counsel and Secretary not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As a result, Stockholders who intend to present a proposal at the 2015 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 14, 2015 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2015 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2015 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the General Counsel and Secretary of CVG.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Brent Walters, General Counsel and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

OTHER MATTERS

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Brent A. Walters

Senior Vice President, General Counsel,

Chief Compliance Officer and Secretary

April 11, 2014

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A

COMMERCIAL VEHICLE GROUP, INC.

2014 EQUITY INCENTIVE PLAN

1.	Purpose.

This plan shall be known as the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “Plan”). The Plan replaces the Commercial Vehicle Group, Inc. Fourth Amended and Restated Equity Incentive Plan (the “Prior Plan”), which shall be automatically frozen as of the Effective Date. Any awards granted under the Prior Plan shall remain in effect pursuant to their terms.

The purpose of the Plan shall be to promote the long-term growth and profitability of Commercial Vehicle Group, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and deferred stock units, performance awards, dividend equivalent rights and other stock-based awards, or any combination of the foregoing may be made under the Plan.

2.	Definitions.

(a) “Board of Directors” and “Board” mean the board of directors of the Company.

(b) “Cause” shall, with respect to any participant, have the equivalent meaning as the term “cause” or “for cause” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of one or more of the following events:

(i) Conviction of any felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

(ii) Deliberate or reckless conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise, or any other serious misconduct of such a nature that the participant’s continued relationship with the Company or a Subsidiary may reasonably be expected to adversely affect the business or properties of the Company or any Subsidiary; or

(iii) Willful refusal to perform or reckless disregard of duties properly assigned, as determined by the Company; or

(iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

For purposes of this Section 2(b), any good faith determination of “Cause” made by the Committee shall be binding and conclusive on all interested parties.

(c) “Change in Control” means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the

Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, unless administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code, and (iii) independent, as defined by the rules of the Nasdaq Stock Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(f) “Common Stock” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(g) “Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 2% of, a corporation, partnership, firm or other entity that engages, in any state in which the Company or any Subsidiary is doing business at the time of such person’s termination of employment, in any business which competes with any product or service of the Company or any Subsidiary.

(h) “Covered Employee” means an individual who is both (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code and (ii) expected by the Committee to be the recipient of compensation (other than “qualified performance-based compensation” as defined in Section 162(m) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction in respect of such individual’s award would be allowed.

(i) “Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or any agreement between the eligible participant and the Company as otherwise determined by the Committee.

(j) “Effective Date” has the meaning given in Section 22 of the Plan.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) [Intentionally Left Blank]

(m) “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(n) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq Stock Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(o) “Good Reason” shall, with respect to any participant, have the equivalent meaning as the term “good reason” or “for good reason” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean (i) the assignment to the participant of any duties materially inconsistent with the participant’s duties or responsibilities as assigned by the Company (or a Subsidiary), or any other action by the Company (or a Subsidiary) which results in a material diminution in such duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; (ii) any material failure by the Company (or a Subsidiary) to make any payment of compensation or pay any benefits to the participant that have been agreed upon between the Company (or a Subsidiary) and the participant in writing, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; or (iii) the Company’s (or Subsidiary’s) requiring the participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of award, except for travel reasonably required in the performance of the participant’s responsibilities.

(p) “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(q) “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(r) “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

(s) “Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(t) “Performance Award” means a right, granted to a participant under Section 10 hereof, to receive awards based upon performance goals specified by the Committee.

(u) “Qualified Performance Award” has the meaning set forth in Section 10 hereof.

(v) “Qualified Performance Goal” has the meaning set forth in Section 10 hereof.

(w) “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(x) “Share” means a share of Common Stock that may be issued pursuant to the Plan.

(y) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.	Administration.

The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made,

(iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

4.	Shares Available for the Plan; Limit on Awards.

Subject to adjustments as provided in Section 19, the maximum number of Shares that may be issued pursuant to the Plan as awards shall be a total of (i) 1,500,000 Shares, plus (ii) any Shares remaining available for grant under the Prior Plan, plus (iii) any Shares with respect to Awards granted under the Prior Plan that are forfeited (or again become available for grant) following the Effective Date. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan.

Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 21 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

In any one calendar year, the Committee shall not: (i) grant to any one participant who is not a Non-Employee Director awards that relate to a number of Shares in excess of fifteen percent (15%) of the total number of Shares authorized under the Plan pursuant to this Section 4; (ii) grant to any one Non-Employee Director awards that relate to a number of Shares in excess of five percent (5%) of the total number of Shares authorized under the Plan pursuant to this Section 4; or (iii) grant to any one Participant Performance Awards providing for the payment or distribution to any Participant of cash or other property (other than Shares) having a value in excess of $4,000,000.

5.	Participation.

Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ as a director or officer of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, SARs, restricted stock units, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6.	Incentive and Non-qualified Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

(a) Price. The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, except that the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b) Payment. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv), if the Shares are traded on an established securities market at the time of exercise, by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised, or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option.

(c) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d) Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e) Termination.

(i) Death or Disability. Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain so for a period of 180 days from the date of such death or Disability, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 180-day period unless he or she received written consent to do so from the Board or the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(ii) Retirement. Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of

90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(iii) Discharge for Cause. Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv) Other Termination. Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(f) Options Exercisable for Restricted Stock. The Committee shall have the discretion to grant options which are exercisable for Shares of restricted stock. Should the participant cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary while holding such Shares of restricted stock, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those Shares of restricted stock. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right.

7.	Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan. SARs shall be subject to such terms and conditions as the Committee may specify; provided that the exercise price of an SAR may never be less than the fair market value of the Shares subject to the SAR on the date the SAR is granted.

Prior to the exercise of the SAR and delivery of the cash and/or Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to (A) the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR multiplied by (B) the number of Shares as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash or in Shares having a Fair Market Value equal to such amount. Upon distribution, the full number of Shares covered by the SAR, rather than the actual number of Shares distributed, will be counted as issued under the Plan for purposes of the limit on awards set forth in Section 4 above.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR.

8.	Restricted Stock.

The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. The par value (or such larger amount) must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

At such time as a participant ceases to be a director, officer, or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability or Retirement during any period of restriction, all restrictions on Shares granted to such participant shall lapse. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

9.	Restricted Stock Units; Deferred Stock Units.

The Committee may at any time and from time to time grant restricted stock units under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock units shall specify the applicable restrictions on such units, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 9), and the time or times at which such restrictions shall lapse with respect to all or a specified number of units that are part of the grant.

Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the participant to receive one Share from the Company at the end of the vesting period (the “Vesting Period”) of the applicable restricted stock unit, unless the participant elects in a timely fashion, as provided below, to defer the receipt of such Shares with respect to the restricted stock units. The Committee may require the payment by the participant of a specified purchase price in connection with any restricted stock unit award.

Except as otherwise provided by the Committee, during the Vesting Period the participant shall not have any rights as a shareholder of the Company; provided that the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting Period, unless the participant elects in a timely fashion, as provided below, to defer the receipt of the Shares with respect to the restricted stock units, in which case such accumulated dividends or distributions shall be paid by the Company to the participant at such time as the payment of the Shares with respect to the deferred stock units.

Except as otherwise provided by the Committee, immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and any of its Subsidiaries due to death, Disability or Retirement during any Vesting Period, all restrictions on restricted stock units granted to such participant shall lapse and the participant shall be then entitled to receive payment in Shares with respect to the applicable restricted stock units. At such time as a participant ceases to be a director, officer or employee of, or otherwise performing services for, the Company and any of its Subsidiaries for any other reason, all restricted stock units granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

A participant may elect by written notice to the Company, which notice must be made before the later of (i) the close of the tax year preceding the year in which the restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the Plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, to defer the receipt of all or a portion of the Shares due with respect to the vesting of such restricted stock units; provided that the Committee may impose such additional restrictions with respect to the time at which a participant may elect to defer receipt of Shares subject to the deferral election, and any other terms with respect to a grant of restricted stock units to the extent the Committee deems necessary to enable the participant to defer recognition of income with respect to such units until the Shares underlying such units are issued or distributed to the participant. Upon such deferral, the restricted stock units so deferred shall be converted into deferred stock units. Except as provided below, delivery of Shares with respect to deferred stock units shall be made at the end of the deferral period set forth in the participant’s deferral election notice (the “Deferral Period”). Deferral Periods shall be no less than one year after the vesting date of the applicable restricted stock units.

Except as otherwise provided by the Committee, during such Deferral Period the participant shall not have any rights as a shareholder of the Company; provided that, the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit at the end of the Deferral Period.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to his or her death prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such participant’s death.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary upon becoming disabled (as defined under Section 409A(a)(2)(C) of the Code) or Retirement or for any other reason except termination for Cause prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units at the end of the applicable Deferral Period or on such accelerated basis as the Committee may determine, to the extent permitted by regulations issued under Section 409A(a)(3) of the Code.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to termination for Cause such participant shall immediately forfeit any deferred stock units which would have matured or been earned at the end of the applicable Deferral Period.

Except as otherwise provided by the Committee, in the event of a Change in Control that also constitutes a “change in the ownership or effective control of” the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined under IRS Notice 2005-1, as amended or supplemented from time to time, or regulations issued pursuant to Section 409A(a)(2)(A)(v) of the Code), a participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of the applicable Deferral Period as if such Deferral Period had ended immediately prior to the Change in Control; provided, however, that if an event that constitutes a Change in Control hereunder does not constitute a “change in control” under Section 409A of the Code (or the regulations promulgated thereunder), no payments with respect to the deferred stock units shall be made under this paragraph to the extent such payments would constitute an impermissible acceleration under Section 409A of the Code.

10.	Performance Awards.

The Committee is authorized to make Performance Awards payable in cash, Shares or other awards, on terms and conditions established by the Committee, subject to the provisions of this Section 10. In particular, the amounts payable under a Performance Award may vary based on, be indexed to, or be conditioned all or in part on, the satisfaction of one or more performance goals, which performance goals may relate to such measures or combination of measures of individual performance and/or the Company’s or a Subsidiary’s performance (including, without limitation, any divisional, business unit or other performance) as the Committee, in its sole discretion, deems appropriate. Achievement of performance goals in respect of such Performance Awards shall be measured over any performance period determined by the Committee.

The Committee may make a Performance Award to a Covered Employee that is intended to qualify as “performance-based compensation” for purposes of Section 162(m)(4)(C) of the Code (a “Qualified Performance Award”). In such case, the Committee shall condition the grant, vesting, exercise and/or settlement of such Qualified Performance Award upon achievement during a specified performance period of no less than three months of one or more performance goals established by the Committee (herein, “Qualified Performance Goals”) which may be based on, without limitation: net income, operating income, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share, return on investment, return on capital, return on invested capital, return on capital compared to cost of capital, return on capital employed, return on equity, return on assets, return on net assets, total shareholder return, cash return on capitalization, enterprise value, net debt, revenue, revenue ratios (per employee or per customer), stock price, market share, shareholder value, net cash flow, cash flow, cash flow from operations, cash balance, cash conversion cycle, cost reductions and cost ratios (per employee or per customer), new product releases and strategic positioning programs, including the achievement of specified milestones or the completion of specified projects. The Qualified Performance Goals may be absolute or relative, and may include, without limitation, risk-based adjustments or adjustments for items that are unusual in nature or infrequent in occurrence. The Committee shall have the power to impose such other restrictions on Qualified Performance Awards as it may deem necessary or appropriate to ensure that such Qualified Performance Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

The Committee may adjust the time and/or performance goals applicable to Performance Awards to take into account changes in law, accounting and tax rules, and to make such adjustments as the Committee deems appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships. In the case of Qualified Performance Awards, the Committee may not increase the Common Stock or other amount that would otherwise be payable upon achievement of the stated Qualified Performance Goal(s), but may reduce the Common Stock or other amount due upon attainment of the stated Qualified Performance Goal(s), basing such cutback either upon subjective performance criteria, individual performance evaluations, or any other standards that are provided in the terms of the Qualified Performance Award.

The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of one or more performance goals during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

Settlement of Performance Awards shall be in cash, Shares, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of the participant’s employment or service prior to the end of a performance period or settlement of Performance Awards. Any earned Performance Award shall be paid no later than two and one-half months after the last day of the tax year in which a performance period is completed.

11.	Dividend Equivalents.

The Committee is authorized to grant dividend equivalents to a participant entitling the participant to receive cash, Shares, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock of the Company, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. The Committee may provide that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock of the Company, awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

12.	Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock of the Company, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration (including without limitation loans from the Company or a Subsidiary to the extent permissible under the Sarbanes Oxley Act of 2002 and other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other award under the Plan, may also be granted pursuant to this Section 12.

13.	Change in Control.

Unless otherwise determined by the Committee, if there is a Change in Control of the Company and a participant’s employment or service as a director, officer, or employee of the Company or a Subsidiary, is terminated (1) by the Company without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control:

(i) any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, and shall remain so for up to 180 days after the date of termination (but in no event after the expiration date of the award), subject to applicable restrictions;

(ii) any restrictions, deferral of settlement, and forfeiture conditions applicable to any other award granted under the Plan shall lapse and such awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the participant, and subject to applicable restrictions; and

(iii) with respect to any outstanding Performance Award, the Committee may, within its discretion, deem the performance goals and other conditions relating to the Performance Award as having been met as of the date of the Change in Control. Such Performance Award shall be paid no later than two and one-half months after the last day of the tax year in which such Change of Control occurred (or in the event that such Change in Control causes the tax year to end, no later than two and one-half months after the closing of such Change in Control).

Notwithstanding the foregoing, or any other provision of this Plan to the contrary, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

14.	Withholding Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 14(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b) Company Requirement. The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 14(a) or this Section 14(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

15.	Written Agreement; Vesting.

Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, and 8 in connection with a Change in Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

16.	Transferability.

Unless the Committee determines otherwise, no award granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. No award granted under the Plan shall be transferable by a participant for consideration. Unless the Committee determines otherwise, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any option, SAR, performance award or restricted stock granted under the Plan and transferred as permitted by this Section 16, and any transferee of any such option, SAR, performance award or restricted stock shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

17.	Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award, restricted stock unit, or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

18.	Transfers Between Company and Subsidiaries.

The transfer of an employee, consultant or independent contractor from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment or services; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

19.	Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs; provided, however, that the Committee shall not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (ii) cause any award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to such Code section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (a) canceled in exchange for payment of cash or other property determined by the Committee to be equal to the intrinsic value of such awards at the time of the Change in Control (but, with respect to deferred stock units, only if such merger, consolidation, other reorganization, or Change in Control constitutes a “change in ownership or control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as determined pursuant to regulations issued under Section 409A(a)(2)(A)(v) of the Code) or (b) assumed by the surviving or continuing corporation.

20.	Amendment and Termination of the Plan.

The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any successor thereto, under the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

Notwithstanding any other provisions of the Plan, and in addition to the powers of amendment set forth in this Section 20 and Section 21 hereof or otherwise, the provisions hereof and the provisions of any award made hereunder may be amended unilaterally by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time and/or (ii) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.

21.	Amendment of Awards under the Plan.

The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, but not limited to, any acceleration of the date of exercise of any award and/or payments (but, with respect to deferred stock units, only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code) thereunder or of the date of lapse of restrictions on Shares; provided that, except as otherwise provided in Section 16, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. Without prior shareholder approval, neither the Board nor the Committee may amend the Plan or the terms of any outstanding options or SARs awarded under the Plan to (i) lower or reduce the exercise price, (ii) cancel, exchange or surrender any outstanding option or SAR in exchange for cash or another award for the purpose of repricing the award, or (iii) cancel, exchange or surrender any outstanding option or SAR in exchange for an option or SAR with an exercise price that is less than the exercise price of the original award; provided that the foregoing shall not apply to any adjustment of an option or SAR pursuant to Section 19.

22.	Commencement Date; Termination Date.

The Plan will be effective on the date it is approved by the Company’s stockholders (the “Effective Date”). Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on the tenth anniversary of the Effective Date. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any awards theretofore granted under the Plan.

23.	Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

24.	Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

000000000.000000 ext            000000000.000000 ext

000000000.000000 ext            000000000.000000 ext

000000000.000000 ext            000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2014.

Vote by Internet •Go to www.envisionreports.com/CVGI •Or scan the QR code with your smartphone •Follow the steps outlined on the secure website
Vote by telephone •Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone •Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR all Class I nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1.	Election of Class I Directors:	For	Withhold		For	Withhold
	01 - David R. Bovee	☐	☐	02 - Richard P. Lavin	☐	☐

				For Against Abstain			For	Against	Abstain
2.	Approval of the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan.			☐ ☐ ☐	3. A non-binding, advisory vote on the compensation of the named executive officers.		☐	☐	☐
4.	Ratifying the appointment of KPMG LLP as the independent registered public accounting firm for Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2014.			☐ ☐ ☐	5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01TPQC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway

New Albany, Ohio 43054

This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard A. Snell and Brent A. Walters and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 26, 2014, at the annual meeting of stockholders to be held on May 15, 2014, at the Courtyard by Marriott Columbus-New Albany, 5211 Forest Drive, New Albany, OH 43054, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Proposal 1 on the reverse side, FOR Proposals 2, 3 and 4, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE